                                                                     Exhibit 2.2

                           ASSET EXCHANGE AGREEMENT



                             dated August 15, 2000



                                    between



                          MEDIAONE OF ILLINOIS, INC.


                                      and


                     INSIGHT COMMUNICATIONS COMPANY, L.P.

                               TABLE OF CONTENTS

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SECTION 1.  DEFINITIONS..........................................   1
    1.1        1992 Cable Act....................................   1
    1.2        Affiliate.........................................   1
    1.3        Assets............................................   2
    1.4        AT&T Assets.......................................   2
    1.5        AT&T Books and Records............................   2
    1.6        AT&T Leased Property..............................   2
    1.7        AT&T Other Intangibles............................   2
    1.8        AT&T Other Real Property Interests................   2
    1.9        AT&T Owned Property...............................   2
    1.10       AT&T Required Consents............................   3
    1.11       AT&T System Contracts.............................   3
    1.12       AT&T System Franchises............................   3
    1.13       AT&T System Licenses..............................   3
    1.14       AT&T Tangible Personal Property...................   3
    1.15       AT&T's Cable Business.............................   4
    1.16       Basic Services....................................   4
    1.17       Business Day......................................   4
    1.18       Cable Act.........................................   4
    1.19       Cable Business....................................   4
    1.20       Closing Time......................................   4
    1.21       Communications Act................................   4
    1.22       Contract..........................................   4
    1.23       Contribution......................................   4
    1.24       Equivalent Basic Subscribers (or "EBSs")..........   4
    1.25       Environmental Law.................................   5
    1.26       ERISA.............................................   5
    1.27       ERISA Affiliate...................................   5
    1.28       Expanded Basic Services...........................   6
    1.29       FCC...............................................   6
    1.30       Financial Statements..............................   6
    1.31       GAAP..............................................   6
    1.32       Governmental Authority............................   6
    1.33       Hazardous Substances..............................   6
    1.34       HSR Act...........................................   6
    1.35       Insight Assets....................................   6
    1.36       Insight Books and Records.........................   7
    1.37       Insight Leased Property...........................   7
    1.38       Insight Other Intangibles.........................   7
    1.39       Insight Other Real Property Interests.............   7
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    1.40       Insight Owned Property...........................     7
    1.41       Insight Required Consents........................     7
    1.42       Insight System Contracts.........................     8
    1.43       Insight System Franchises........................     8
    1.44       Insight System Licenses..........................     8
    1.45       Insight Tangible Personal Property...............     8
    1.46       Insight's Cable Business.........................     8
    1.47       Judgment.........................................     8
    1.48       Knowledge........................................     8
    1.49       Leased Property..................................     8
    1.50       Legal Requirement................................     8
    1.51       Liberty Media Group..............................     9
    1.52       Lien.............................................     9
    1.53       Litigation.......................................     9
    1.54       Losses...........................................     9
    1.55       Other Real Property Interests....................     9
    1.56       Owned Property...................................     9
    1.57       Pay TV...........................................     9
    1.58       Permitted Lien...................................     9
    1.59       Person...........................................    10
    1.60       Required Consents................................    10
    1.61       System...........................................    10
    1.62       System Contracts.................................    10
    1.63       System Franchises................................    10
    1.64       System Licenses..................................    10
    1.65       Tangible Personal Property.......................    10
    1.66       Taxes............................................    10
    1.67       Third Party......................................    11
    1.68       Transaction Documents............................    11
    1.69       Other Definitions................................    11
    1.70       Accounting Terms.................................    12

SECTION 2.  EXCHANGES...........................................    12
    2.1        Exchanges........................................    12

SECTION 3.  CONSIDERATION.......................................    13
    3.1        Value of Assets..................................    13
    3.2        Adjustments to Value of Assets...................    13
    3.3        Calculation of Adjustments.......................    15
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SECTION 4.     ASSUMED LIABILITIES AND EXCLUDED ASSETS............  16
    4.1        AT&T Assumed Obligations and Liabilities...........  16
    4.2        AT&T Excluded Assets...............................  17
    4.3        Insight Assumed Obligations and Liabilities........  18
    4.4        Insight Excluded Assets............................  18

SECTION 5.  INSIGHT'S REPRESENTATIONS AND WARRANTIES..............  19
    5.1        Organization and Qualification of Insight..........  19
    5.2        Authority and Validity.............................  20
    5.3        No Conflict; Required Consents.....................  20
    5.4        Assets.............................................  21
    5.5        Insight System Franchises, Insight System Licenses,
               Insight System Contracts and Insight Other
               Real Property Interests............................  21
    5.6        Real Property......................................  22
    5.7        Environmental......................................  23
    5.8        Compliance with Legal Requirements.................  24
    5.9        Patents, Trademarks and Copyrights.................  26
    5.10       Financial Statements; Undisclosed Liabilities;
               Absence of Certain Changes or Events...............  26
    5.11       Litigation.........................................  27
    5.12       Tax Returns; Other Reports.........................  27
    5.13       Employment Matters.................................  28
    5.14       Accounts Receivable................................  29
    5.15       Finders and Brokers................................  29
    5.16       Transactions With Affiliates.......................  29

SECTION 6.     AT&T ILLINOIS' REPRESENTATIONS AND WARRANTIES......  30
    6.1        Organization and Qualification of AT&T Illinois....  30
    6.2        Authority and Validity.............................  30
    6.3        No Conflict; Required Consents.....................  30
    6.4        Assets.............................................  31
    6.5        AT&T System Franchises, AT&T System Licenses,
               AT&T System Contracts and AT&T Other Real Property
               Interests..........................................  31
    6.6        Real Property......................................  33
    6.7        Environmental......................................  34
    6.8        Compliance with Legal Requirements.................  35
    6.9        Patents, Trademarks and Copyrights.................  36
    6.10       Financial Statements; Undisclosed Liabilities;
               Absence of Certain Changes or Events...............  37
    6.11       Litigation.........................................  37
    6.12       Tax Returns; Other Reports.........................  38
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    6.13       Employment Matters................................   38
    6.14       Accounts Receivable...............................   40
    6.15       Finders and Brokers...............................   40
    6.16       Transactions With Affiliates......................   40

SECTION 7.     ADDITIONAL COVENANTS..............................   40
    7.1        Access to Premises and Records....................   40
    7.2        Continuity and Maintenance of Operations; Certain
               Deliveries and Notices............................   40
    7.3        Employees.........................................   42
    7.4        Leased Vehicles; Other Capital Leases.............   47
    7.5        Required Consents; Franchise Renewal..............   47
    7.6        Title Commitments and Surveys.....................   48
    7.7        HSR Notification..................................   49
    7.8        Transfer Taxes....................................   49
    7.9        Distant Broadcast Signals.........................   49
    7.10       Programming.......................................   50
    7.11       Use of Names and Logos............................   50
    7.12       Transitional Billing Services.....................   50
    7.13       Confidentiality and Publicity.....................   50
    7.14       Bulk Transfers....................................   51
    7.15       Allocation of Value to Exchanged Assets...........   51
    7.16       Lien Searches.....................................   52
    7.17       Further Assurances................................   52
    7.18       Consents..........................................   52
    7.19       Cooperation as to Rates and Fees..................   52
    7.20       Satisfaction of Conditions........................   54
    7.21       Offers............................................   54
    7.22       Environmental Reports.............................   55
    7.23       Cooperation on SEC Matters........................   55
    7.24       Rebuild of AT&T Systems...........................   56
    7.25       Cooperation on Pending Litigation.................   56
    7.26       CSG...............................................   57
    7.27       Schedules.........................................   57

SECTION 8.     CONDITIONS PRECEDENT..............................   58
    8.1        Conditions to Insight's Obligations...............   58
    8.2        Conditions to AT&T Illinois' Obligations..........   59
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SECTION 9.     THE CLOSING.......................................   60
    9.1        The Closing; Time and Place.......................   60
    9.2        AT&T Illinois' Delivery Obligations...............   60
    9.3        Insight's Delivery Obligations....................   62

SECTION 10.    TERMINATION AND DEFAULT...........................   63
    10.1       Termination Events................................   63
    10.2       Effect of Termination.............................   64

SECTION 11.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
               INDEMNIFICATION...................................   64
    11.1       Survival of Representations and Warranties........   64
    11.2       Indemnification by AT&T Illinois..................   65
    11.3       Indemnification by Insight........................   66
    11.4       Third Party Claims................................   66
    11.5       Limitations on Indemnification - AT&T Illinois....   67
    11.6       Limitations on Indemnification - Insight..........   68

SECTION 12.    MISCELLANEOUS PROVISIONS..........................   68
    12.1       Parties Obligated and Benefited...................   68
    12.2       Notices...........................................   69
    12.3       Right to Specific Performance.....................   71
    12.4       Waiver............................................   71
    12.5       Captions..........................................   71
    12.6       Choice of Law.....................................   71
    12.7       Terms.............................................   71
    12.8       Rights Cumulative.................................   71
    12.9       Time..............................................   71
    12.10      Late Payments.....................................   71
    12.11      Counterparts......................................   71
    12.12      Entire Agreement..................................   71
    12.13      Severability......................................   72
    12.14      Construction......................................   72
    12.15      Expenses..........................................   72
    12.16      Risk of Loss......................................   72
    12.17      Tax Consequences..................................   74
    12.18      Commercially Reasonable Efforts...................   74

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                         LIST OF SCHEDULES AND EXHIBITS

Schedules

Schedule 1.6                  AT&T Leased Property

Schedule 1.8                  AT&T Other Real Property Interests

Schedule 1.9                  AT&T Owned Property

Schedule 1.11                 AT&T System Contracts

Schedule 1.12                 AT&T System Franchises

Schedule 1.13                 AT&T System Licenses

Schedule 1.25A                Insight Rates

Schedule 1.25B                AT&T Illinois Rates

Schedule 1.37                 Insight Leased Property

Schedule 1.39                 Insight Other Real Property Interests

Schedule 1.40                 Insight Owned Property

Schedule 1.42                 Insight System Contracts

Schedule 1.43                 Insight System Franchises

Schedule 1.44                 Insight System Licenses

Schedule 4.2                  AT&T Excluded Assets

Schedule 4.4                  Insight Excluded Assets

Schedule 5.3                  Insight Required Consents

Schedule 5.4                  Insight Liens and Permitted Liens

Schedule 5.7                  Insight Environmental Matters

Schedule 5.8                  Insight Cost of Service Elections

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Schedule 5.10                 Insight Financial Statements; Insight Changes or
                              Events

Schedule 5.11                 Insight Litigation

Schedule 5.12                 Insight Tax Matters

Schedule 5.13(a)              Insight Employees

Schedule 5.13                 Insight Plans; Employee Matters

Schedule 5.16                 Insight Affiliate Transactions

Schedule 6.3                  AT&T Required Consents

Schedule 6.4                  AT&T Liens and Permitted Liens

Schedule 6.7                  AT&T Environmental Matters

Schedule 6.8                  AT&T Cost of Service Elections

Schedule 6.10                 AT&T Financial Statements; AT&T Changes or Events

Schedule 6.11                 AT&T Litigation

Schedule 6.12                 AT&T Tax Matters

Schedule 6.13(a)              AT&T Employees

Schedule 6.13                 AT&T Plans; Employee Matters

Schedule 6.16                 AT&T Affiliate Transactions

Schedule 7.24                 AT&T System Upgrade Requirements

Exhibits

Exhibit A                     Insight Systems

Exhibit B                     AT&T Systems

                           ASSET EXCHANGE AGREEMENT
                           ------------------------


     THIS ASSET EXCHANGE AGREEMENT ("Agreement") is made and entered into as of the 15th day of August, 2000, by and between MediaOne of Illinois, Inc., a Delaware corporation ("AT&T Illinois"), and Insight Communications Company, L.P., a Delaware limited partnership ("Insight").

                                   RECITALS

     A. Insight owns and operates cable television systems which are franchised or hold other operating authority and operate in and around Claremont, California and the other communities in California listed on Exhibit A (the "Insight Systems").

     B. AT&T Illinois owns and operates cable television systems which are franchised or hold other operating authority and operate in and around Freeport, Illinois and the other communities in Illinois listed on Exhibit B (the "AT&T Systems").

     C. This Agreement sets forth the terms and conditions on which Insight will convey to AT&T Illinois substantially all of the assets comprising or used or useful in connection with Insight's Cable Business and AT&T Illinois will convey to Insight substantially all of the assets comprising or used or useful in connection with AT&T's Cable Business, all in such a manner as to effect, to the extent reasonably possible, like-kind exchanges of such assets under Section 1031 of the United States Internal Revenue Code of 1986, as amended (the "Code").


                                  AGREEMENTS

     In consideration of the mutual covenants and promises set forth herein, the parties agree as follows:

SECTION 1.  DEFINITIONS

     In addition to terms defined elsewhere in this Agreement, the following capitalized terms or terms otherwise defined in this Section 1 shall have the meanings set forth below:

     1.1  1992 Cable Act. The Cable Television Consumer Protection and
          --------------
Competition Act of 1992, as amended, and the FCC rules and regulations promulgated thereunder.

     1.2  Affiliate.  With respect to any Person, any Person controlling,
          ---------
controlled by or under common control with such Person; "control" means the ownership, directly or indirectly, of voting securities representing the right generally to elect a majority of the directors (or similar officials) of a Person or the possession, by contract or otherwise, of the authority to direct the management and policies of a Person. For the avoidance of doubt, notwithstanding anything in this Agreement or in the Transaction Documents, no member of the Liberty Media Group shall be deemed to be an Affiliate of AT&T Illinois.

     1.3  Assets.  The Insight Assets or the AT&T Assets or both, as the context
          ------
requires.

     1.4  AT&T Assets.  All assets, properties, privileges, rights, interests
          -----------
and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for use or used in connection with AT&T's Cable Business and in which AT&T Illinois has any right, title or interest or acquires any right, title or interest on or before the Closing, including AT&T Tangible Personal Property, AT&T Owned Real Property, AT&T Leased Property, AT&T Other Real Property Interests, AT&T System Franchises, AT&T System Licenses, AT&T System Contracts, AT&T Books and Records and AT&T Other Intangibles, but excluding any AT&T Excluded Assets.

     1.5  AT&T Books and Records.  All engineering records, files, data,
          ----------------------
drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports concerning AT&T's Cable Business, including subscribers and prospective subscribers of the AT&T Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of AT&T Illinois with the FCC and statements of account filed by or on behalf of AT&T Illinois with the U.S. Copyright Office, but excluding any AT&T Excluded Assets.

     1.6  AT&T Leased Property.  All leasehold interests in real property that
          --------------------
is held for use or used in connection with AT&T's Cable Business which AT&T Illinois has or acquires prior to Closing, including those described as AT&T Leased Property on Schedule 1.6.

     1.7  AT&T Other Intangibles.  All intangible assets other than AT&T System
          ----------------------
Franchises, AT&T System Licenses and AT&T System Contracts, including subscriber lists, accounts receivable, claims (excluding any claims relating to AT&T Excluded Assets), patents, copyrights and going concern value, if any, that are owned, held for use or used in connection with AT&T's Cable Business and in which AT&T Illinois has, or acquires prior to Closing, any right, title or interest.

     1.8  AT&T Other Real Property Interests.  All easements and rights of
          ----------------------------------
access (other than those relating to multiple dwelling units) and other interests in real property that are held for use or used in connection with AT&T's Cable Business and in which AT&T Illinois has, or acquires prior to Closing, any right, title or interest, including those interests described as AT&T Other Real Property Interests on Schedule 1.8, but not including AT&T Leased Property or AT&T Owned Property.

     1.9  AT&T Owned Property.  All fee interests in real property that is
          -------------------
owned, held for use or used in connection with AT&T's Cable Business which AT&T Illinois has or acquires prior to

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Closing, including those described as AT&T Owned Property on Schedule 1.9 and all improvements thereon.

     1.10   AT&T Required Consents.  Any and all consents, authorizations and
            ----------------------
approvals required for (i) AT&T Illinois to transfer the AT&T Assets to Insight and Insight to transfer the AT&T Assets to Insight Midwest, L.P., a Delaware limited partnership (the "Partnership"); (ii) the Partnership to, directly or indirectly, transfer the AT&T Assets to Insight Communications of Indiana, LLC ("Indiana LLC"); (iii) Insight and, following the transfer by Insight pursuant to the Contribution Agreement, the Partnership and Indiana LLC, to operate the AT&T Systems and to own, lease, use and operate the AT&T Assets and the AT&T Systems at the places and in the manner in which the AT&T Assets are used and the AT&T Systems are operated as of the date of this Agreement and as of the Closing; and (iv) Insight and, following the transfer by Insight pursuant to the Contribution Agreement, the Partnership and Indiana LLC, to assume and perform the AT&T System Franchises, the AT&T System Licenses, the leases and other documents evidencing AT&T Leased Property or AT&T Other Real Property Interests and the AT&T System Contracts, including those consents, authorizations and approvals required under the AT&T System Franchises, the AT&T System Licenses, the leases and other documents evidencing AT&T Leased Property and AT&T Other Real Property Interests and the AT&T System Contracts.

     1.11   AT&T System Contracts.  All pole line agreements, underground
            ---------------------
conduit agreements, crossing agreements, multiple dwelling, bulk billing or commercial service agreements, leased channel access agreements and other Contracts (other than AT&T System Franchises and AT&T System Licenses) held for use or used in connection with AT&T's Cable Business and to which AT&T Illinois is, or becomes prior to Closing, as permitted by this Agreement, a party or bound, including those described on Schedule 1.11.

     1.12   AT&T System Franchises.  All franchise agreements, operating permits
            ----------------------
or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any franchising authority in connection with AT&T's Cable Business, including all amendments and modifications thereto and all renewals thereof, for the areas and communities listed on Schedule 1.12.

     1.13   AT&T System Licenses.  The intangible cable television channel
            --------------------
distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority in connection with AT&T's Cable Business (other than AT&T System Franchises, AT&T System Contracts and AT&T Other Real Property Interests), including those described on
Schedule 1.13.

     1.14   AT&T Tangible Personal Property.  All tangible personal property
            -------------------------------
that is owned, leased, held for use or used in connection with AT&T's Cable Business and in which AT&T Illinois has, or acquires prior to Closing, any right, title or interest, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets.

     1.15   AT&T's Cable Business.  The cable television business and other
            ---------------------
income-generating businesses related to the AT&T Systems conducted by AT&T Illinois through the AT&T Systems.

     1.16   Basic Services.  The lowest tier of cable television service offered
            --------------
to subscribers of a System that includes the retransmission of local broadcast signals as defined by the Cable Act and the 1992 Cable Act.

     1.17   Business Day.  Any day other than a Saturday, Sunday or a day on
            ------------
which the banking institutions in Denver, Colorado or New York, New York are required or authorized to be closed.

     1.18   Cable Act.  The Cable Communications Policy Act of 1984, as amended,
            ---------
and the rules and regulations promulgated thereunder.

     1.19   Cable Business.  Insight's Cable Business or AT&T's Cable Business,
            --------------
as the context requires.

     1.20   Closing Time.  12:01 A.M., Mountain Time, on the Closing Date.
            ------------

     1.21   Communications Act.  The Communications Act of 1934, as amended, and
            ------------------
the rules and regulations promulgated thereunder.

     1.22   Contract.  Any contract, mortgage, deed of trust, bond, indenture,
            --------
lease, license, note, franchise, certificate, option, warrant, right or other instrument, document, obligation or agreement, whether written or oral.

     1.23   Contribution.  The transactions contemplated by the Contribution
            ------------
Agreement among certain Affiliates of AT&T Illinois, Insight and the Partnership dated as of the date of this Agreement (the "Contribution Agreement") to be consummated at the closing thereunder.

     1.24   Equivalent Basic Subscribers (or "EBSs"). As of any date of
            ----------------------------------------
determination and for each franchise area served by a System, the sum of (a) the total number of private residential customer accounts that are billed by individual unit for at least Basic Services (regardless of whether such accounts are in single-family homes or in individually billed units in apartment buildings and other multi-unit buildings) (exclusive of (i) "second connects" and "additional outlets" as such terms are commonly understood in the cable television industry, and (ii) accounts that are not charged or are charged less than the standard monthly service fees and charges then in effect for such System for Basic Services) and (b) the quotient of (i) the total monthly billings for sales of Basic Services and Expanded Basic Services by such System for such franchise area during the most recent billing period ended prior to the date of calculation to commercial, bulk-billed and other accounts not billed by individual unit (whether on a discounted or non-discounted basis) and to private residential customer accounts that are billed by individual unit but pay less than the standard monthly service fees charged for Basic Services, but excluding billings in excess of a single month's charges for any account, divided by (ii) the standard monthly combined rate (without discount of any kind) charged by such System for such franchise area to individually billed subscribers for the highest level of Basic Services and Expanded Basic Services offered by such System in effect during such billing period, which monthly rate will not be less than the applicable current rate specified in Schedule 1.24A (Insight Rates) or
Schedule 1.24B (AT&T Illinois Rates) and such rate card specified in Schedule 1.24(A) and Schedule 1.24(B) lists the current rates charged by Insight and AT&T Illinois, as applicable, on the date of this Agreement. For purposes of calculating the number of EBSs, there will be excluded (i) all accounts billed by individual unit that are, and all billings to any commercial, bulk-billed and other accounts not billed by individual unit that are, more than 60 days past due in the payment of any amount in excess of the lesser of $10.00 or the standard rate charged for Basic Services at the time of determination, (ii) any accounts billed by individual unit and all commercial, bulk-billed and other accounts not billed by individual units that, as of the date of calculation, have not paid in full the charges for at least one full month of the subscribed service, (iii) that portion of the billings to all accounts billed by individual unit included in clause (b) above and any commercial, bulk-billed and other accounts not billed by individual unit representing an installation or other non-recurring charge, a charge for equipment or for any outlet or connection other than the first outlet or first connection in any individually billed unit or, with respect to a bulk account, in any residential unit (e.g., an individual
                                                             ----
apartment or rental unit), a charge for any tiered service other than Expanded Basic Services (whether or not included within Pay TV), any charge for Pay TV or a pass-through charge for sales taxes, line-itemized franchise fees, fees charged by the FCC and the like, (iv) any individually billed unit and all billings to any commercial, bulk-billed and other accounts not billed by individual unit whose service is pending disconnection for any reason and (v) any individually billed unit and all billings to any commercial, bulk-billed or other accounts not billed by individual unit that was solicited within the 60 day period preceding the Closing Date to purchase such services by promotions or offers of discounts other than those ordinarily made by the party for which the determination of EBSs is being made. For purposes of this definition, payments on account of monthly billings will be deemed due on the first day of the period for which the service to which such billings relate is provided.

     1.25   Environmental Law.  Any Legal Requirement concerning the protection
            -----------------
of public or employee health, safety, welfare or the environment, including Legal Requirements relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment, air (including both ambient and within buildings and other structures), surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

     1.26   ERISA.  The Employee Retirement Income Security Act of 1974, as
            -----
amended, and the rules and regulations promulgated thereunder and published interpretations with respect thereto.

     1.27   ERISA Affiliate.  As to any Person, any trade or business, whether
            ---------------
or not incorporated, which together with such Person would be deemed a single employer as determined under Section 4001 of ERISA.

     1.28   Expanded Basic Services.  Any level of video programming service
            -----------------------
greater than Basic Services provided over a cable television System, regardless of service tier, other than Basic Services, any new product tier and Pay TV.

     1.29   FCC.  The Federal Communications Commission.
            ---

     1.30   Financial Statements.  Insight's Financial Statements or AT&T's
            --------------------
Financial Statements, as the context requires.

     1.31   GAAP.  Generally accepted accounting principles as in effect from
            ----
time to time in the United States of America.

     1.32   Governmental Authority.  The United States of America, any state,
            ----------------------
commonwealth, territory or possession of the United States of America and any political subdivision or quasi-governmental authority of any of the same, including any court, tribunal, department, commission, board, bureau, agency, county, municipality, province, parish or other instrumentality of any of the foregoing.

     1.33   Hazardous Substances.  (a) Any "hazardous waste" as defined by the
            --------------------
Resource Conservation and Recovery Act of 1976 (RCRA) (42 U.S.C. (S)(S) 6901 et seq.), as amended, and the rules and regulations promulgated thereunder; (b) any "hazardous substance" as defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (S)(S) 9601 et seq.) (CERCLA), as amended, and the rules and regulations promulgated thereunder; (c) any substance regulated by the Toxic Substances Control Act (TSCA) (15 U.S.C.
(S)(S)2601 et seq.), or the Insecticide, Fungicide and Rodenticide Act (IFRA) (7 U.S.C. (S)(S)136 et seq.), each as amended, and the rules and regulations promulgated thereunder; (d) asbestos or asbestos-containing material of any kind or character; (e) polychlorinated biphenyls; (f) any substances regulated under the provisions of Subtitle I of RCRA relating to underground storage tanks; (g) any substance the presence, use, handling, treatment, storage or disposal of which on real property is prohibited by any Environmental Law; and (h) any other substance which by any Environmental Law requires special handling, reporting or notification of any Governmental Authority in its collection, storage, use, treatment or disposal.

     1.34   HSR Act.  The Hart-Scott-Rodino Antitrust Improvements Act of 1976,
            -------
as amended, and the rules and regulations promulgated thereunder.

     1.35   Insight Assets.  All assets, properties, privileges, rights,
            --------------
interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held for use or used in connection with Insight's Cable Business and in which Insight has any right, title or interest or acquires any right, title or interest on or before the Closing, including Insight Tangible Personal Property, Insight Owned Real Property, Insight Leased Property, Insight Other Real Property Interests, Insight System Franchises, Insight System Licenses, Insight System Contracts, Insight Books and Records and Insight Other Intangibles, but excluding any Insight Excluded Assets.

     1.36   Insight Books and Records.  All engineering records, files, data,
            -------------------------
drawings, blueprints, schematics, reports, lists, plans and processes and all other files of correspondence, lists, records and reports concerning Insight's Cable Business, including subscribers and prospective subscribers of the Insight Systems, signal and program carriage and dealings with Governmental Authorities, including all reports filed by or on behalf of Insight with the FCC and statements of account filed by or on behalf of Insight with the U.S. Copyright Office, but excluding any Insight Excluded Assets.

     1.37   Insight Leased Property.  All leasehold interests in real property
            -----------------------
that is held for use or used in connection with Insight's Cable Business which Insight has or acquires prior to Closing, including those described as Insight Leased Property on Schedule 1.37.

     1.38   Insight Other Intangibles.  All intangible assets other than Insight
            -------------------------
System Franchises, Insight System Licenses and Insight System Contracts, including subscriber lists, accounts receivable, claims (excluding any claims relating to Insight Excluded Assets), patents, copyrights and going concern value, if any, that are owned, held for use or used in connection with Insight's Cable Business and in which Insight has, or acquires prior to Closing, any right, title or interest.

     1.39   Insight Other Real Property Interests.  All easements and rights of
            -------------------------------------
access (other than those relating to multiple dwelling units) and other interests in real property that are held for use or used in connection with Insight's Cable Business and in which Insight has, or acquires prior to Closing, any right, title or interest, including those interests described as Insight Other Real Property Interests on Schedule 1.39, but not including Insight Leased Property or Insight Owned Property.

     1.40   Insight Owned Property.  All fee interests in real property that is
            ----------------------
held for use or used in connection with Insight's Cable Business which Insight has or acquires prior to Closing, including those described as Insight Owned Property on Schedule 1.40 and all improvements thereon.

     1.41   Insight Required Consents.  Any and all consents, authorizations and
            -------------------------
approvals required for (i) Insight to transfer the Insight Assets to AT&T Illinois; (ii) AT&T Illinois to operate the Insight Systems and to own, lease, use and operate the Insight Assets and the Insight Systems at the places and in the manner in which the Insight Assets are used and the Insight Systems are operated as of the date of this Agreement and as of the Closing; and (iii) AT&T Illinois to assume and perform the Insight System Franchises, the Insight System Licenses, the leases and other documents evidencing Insight Leased Property and Insight Other Real Property Interests and the Insight System Contracts, including those consents, authorizations and approvals required under the Insight System Franchises, the Insight System Licenses, the leases and other documents evidencing Insight Leased Property and Insight Other Real Property Interests and the Insight System Contracts.

     1.42   Insight System Contracts.  All pole line agreements, underground
            ------------------------
conduit agreements, crossing agreements, multiple dwelling, bulk billing or commercial service agreements, leased channel access agreements and other Contracts (other than Insight System Franchises and Insight System Licenses) held for use or used in connection with Insight's Cable Business and to which Insight is, or becomes prior to Closing, as permitted by this Agreement, a party or bound, including those described on Schedule 1.42.

     1.43   Insight System Franchises.  All franchise agreements, operating
            -------------------------
permits or similar governing agreements, instruments, resolutions, statutes, ordinances, approvals, authorizations and permits obtained from any franchising authority in connection with Insight's Cable Business, including all amendments and modifications thereto and all renewals thereof, for the areas and communities listed on Schedule 1.43.

     1.44   Insight System Licenses.  The intangible cable television channel
            -----------------------
distribution rights, cable television relay service (CARS), business radio and other licenses, copyright notices and other licenses, authorizations, consents or permits issued by the FCC or any other Governmental Authority in connection with Insight's Cable Business (other than Insight System Franchises, Insight System Contracts and Insight Other Real Property Interests), including those described on Schedule 1.44.

     1.45   Insight Tangible Personal Property.  All tangible personal property
            ----------------------------------
that is owned, leased, held for use or used in connection with Insight's Cable Business and in which Insight has, or acquires prior to Closing, any right, title or interest, including towers, tower equipment, aboveground and underground cable, distribution systems, headend amplifiers, line amplifiers, microwave equipment, converters, testing equipment, motor vehicles, office equipment, computers and billing equipment, furniture, fixtures, supplies, inventory and other physical assets.

     1.46   Insight's Cable Business.  The cable television business and other
            ------------------------
income-generating businesses related to the Insight Systems conducted by Insight through the Insight Systems.

     1.47   Judgment.  Any judgment, writ, order, injunction, award or decree of
            --------
any court, judge, justice or magistrate, including any bankruptcy court or judge or the arbitrator in any binding arbitration, and any order of or by any Governmental Authority.

     1.48   Knowledge.  The actual knowledge of a particular matter of one or
            ---------
more of the principal corporate personnel of such party involved in the transactions contemplated by this Agreement or the general manager or one or more of the managers of the AT&T Systems or Insight Systems, as applicable.

     1.49   Leased Property.  The Insight Leased Property or AT&T Leased
            ---------------
Property or both, as the context requires.

     1.50   Legal Requirement.  Applicable common law and any statute,
            -----------------
ordinance, code or other law, rule, regulation, order, technical or other written standard, requirement, policy or procedure enacted, adopted, promulgated, applied or followed by any Governmental Authority, including any Judgment and all judicial decisions applying common law or interpreting any other Legal Requirement, in each case, as amended.

     1.51   Liberty Media Group.  Liberty Media Corporation, any of its direct
            -------------------
or indirect current or future subsidiaries, any Person in which it or they have or acquire any direct or indirect equity investment and any other Person directly or indirectly controlled by any of the foregoing.

     1.52   Lien.  Any security interest, security agreement, financing
            ----
statement filed with any Governmental Authority, conditional sale or other title retention agreement, any lease, consignment or bailment given for purposes of security, any mortgage, lien, indenture, pledge, option, encumbrance, adverse interest, constructive trust or other trust, claim, attachment, exception to, defect in or other condition affecting title or other ownership interest (including but not limited to reservations, rights of entry, possibilities of reverter, encroachments, protrusions, easements, rights-of-way, rights of first refusal, restrictive covenants, leases and licenses) of any kind, which constitutes an interest in or claim against property, whether arising pursuant to any Legal Requirement, System License, System Franchise, System Contract or otherwise.

      1.53  Litigation.  Any written claim, action, suit, proceeding,
            ----------
arbitration, or hearing.

      1.54  Losses.  Any claims, losses, liabilities, damages, penalties, costs
            ------
and expenses, including interest that may be imposed in connection therewith, expenses of investigation, reasonable fees and disbursements of counsel and other experts, and the cost to any Person making a claim or seeking indemnification under this Agreement with respect to funds expended by such Person by reason of the occurrence of any event or the existence or assertion of any Liens (other than Permitted Liens) with respect to which indemnification is sought, except Losses incurred by a party or on behalf of such party in asserting any claim for indemnification against the other party where it is ultimately determined (including by agreement of the parties) that such party is not entitled to indemnification from the other party (before giving effect to the limitations on such indemnification obligations set forth in Sections 11.5 and 11.6).

      1.55  Other Real Property Interests.  The Insight Other Real Property
            -----------------------------
Interests or the AT&T Other Real Property Interests or both, as the context requires.

      1.56  Owned Property.  Insight Owned Property or AT&T Owned Property or
            --------------
both, as the context requires.

      1.57  Pay TV.  A la carte tiers or premium programming services selected
            ------
by and sold to subscribers on a per channel or per program basis.

      1.58  Permitted Lien.  Any (a) Lien securing Taxes, assessments and
            --------------
governmental charges not yet due and payable, (b) zoning law or ordinance or any similar Legal Requirement, (c) right reserved to any Governmental Authority to regulate the affected property or to acquire a Franchise or System upon default under, or termination of, any Franchise, (d) as to Owned Property and Other Real Property Interests, any Lien not securing indebtedness or arising out of the obligation to pay money that does not individually or in the aggregate interfere with the right or ability to own, use or operate the Owned Property or Other Real Property Interests as they are being used or operated or materially diminish the value of such Owned Property or Other Real Property Interests, (e) in the case of Owned Property and Leased Property, any lease or sublease by AT&T Illinois or Insight in favor of a third party that is disclosed in the Schedules to this Agreement, and (f) in the case of Leased Property, (i) the rights of any lessor and (ii) any Lien granted by any lessor of Leased Property; provided that "Permitted Lien" will not include any Lien securing a debt or claim (other than inchoate materialmen's, mechanics', workmen's, repairmen's or other like Liens arising in the ordinary course of business or any Lien described in clause (f) above) or any Lien which could prevent or impair in any way the conduct of the business of the affected System as it is currently being conducted, and provided further that the classification of any Lien as a "Permitted Lien" will not affect any liability which AT&T Illinois may have under this Agreement for any such Lien with respect to the exchange of the AT&T Assets or which Insight may have under this Agreement for any such Lien with respect to the exchange of the Insight Assets, including pursuant to any indemnity obligation under this Agreement.

      1.59  Person.  Any natural person, Governmental Authority, corporation,
            ------
general or limited partnership, limited liability company, joint venture, trust, association or unincorporated entity of any kind.

      1.60  Required Consents.  The Insight Required Consents or the AT&T
            -----------------
Required Consents, as the context requires.

      1.61  System.  Any of the Insight Systems or the AT&T Systems or all of
            ------
them, as the context requires.

      1.62  System Contracts.  The Insight System Contracts or the AT&T System
            ----------------
Contracts or both, as the context requires.

      1.63  System Franchises.  The Insight System Franchises or the AT&T System
            -----------------
Franchises or both, as the context requires.

      1.64  System Licenses.  The Insight System Licenses or the AT&T System
            ---------------
Licenses or both, as the context requires.

      1.65  Tangible Personal Property.  The Insight Tangible Personal Property
            --------------------------
or the AT&T Tangible Personal Property or both, as the context requires.

      1.66  Taxes.  All levies and assessments of any kind or nature imposed by
            -----
any Governmental Authority, including all income, sales, use, ad valorem, value added, franchise, severance, net or gross proceeds, withholding, payroll, employment, excise or property taxes and levies or assessments related to unclaimed property, together with any interest thereon and any penalties, additions to tax or additional amounts applicable thereto.

      1.67  Third Party.  With respect to AT&T Illinois, any Person other than
            -----------
AT&T Corp. and its Affiliates and, with respect to Insight, any Person other than Insight and its Affiliates.

      1.68  Transaction Documents.  The instruments and documents described in
            ---------------------
Sections 9.2 and 9.3 which are to be executed and delivered by or on behalf of Insight or AT&T Illinois in connection with this Agreement or the transactions contemplated hereby.

      1.69  Other Definitions.  The following terms are defined in the Sections
            -----------------
or Recitals indicated:

      Term                                         Section or Recital
      ----                                        ---------------------

      Action                                               11.4
      Adjustment Amount                                   3.2(i)
      Agreement                                          Preamble
      Antitrust Division                                    7.7
      Appraiser                                            7.15
      Approved Leave of Absence                           7.3(a)
      AT&T Assumed Obligations and Liabilities              4.1
      AT&T Balance Sheet                                   6.10
      AT&T Damages                                         11.6
      AT&T Excluded Assets                                  4.2
      AT&T's Financial Statements                          6.10
      AT&T Illinois                                      Preamble
      AT&T Late Fee Settlement                             4.3
      AT&T Plans                                          6.13(b)
      AT&T Systems                                       Recital B
      Closing                                              9.1
      Closing Date                                         9.1
      Code                                               Recital C
      "commercially reasonable efforts"                    12.18
      Contribution Agreement                               1.23
      Copyright Act                                       5.8(a)
      Cost of Service Election                            5.8(d)

      EBS                                                  1.24
      Employees on Leave Status                           7.3(a)
      FAA                                                 5.8(c)
      Final Adjustment Certificate                        3.3(b)
      FTC                                                  7.7
      Hired Employee                                      7.3(a)
      Hiring Party                                        7.3(f)
      Indemnified Party                                    11.4
      Indemnifying Party                                   11.4
      Indiana LLC                                          1.10
      Initial Adjustment Certificate                      3.3(a)
      Insight                                            Preamle
      Insight Assumed Obligations and Liabilities          4.3
      Insight Balance Sheet                               5.10
      Insight Damages                                     11.5
      Insight Excluded Assets                              4.4
      Insight Plans                                      5.13(b)
      Insight Systems                                   Recital A
      Insight's Financial Statements                       5.10
      MediaOne Social Contract                            6.8(d)
      NCE Agreement                                       7.2(h)
      Outside Closing Date                               10.1(b)
      Partnership                                         1.10
      Prime Rate                                         12.10
      Pro Rata Adjustments                                3.3(a)
      Retained Employees                                  7.3(a)
      Surveys                                             7.6
      Survival Period                                    11.1
      Taking                                            12.16
      Title Commitments                                   7.6
      Title Company                                       7.6
      Title Defect                                        7.6
      Title Policy                                        7.6
      Transitional Billing Services                      7.12
      WARN                                               5.13(a)

      1.70  Accounting Terms.  All accounting terms not otherwise defined in
            ----------------
this Agreement will have the meanings ascribed to them under GAAP.

SECTION 2.  EXCHANGES

      2.1   Exchanges.
            ---------

          (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, (i) AT&T Illinois and Insight will exchange the AT&T Assets for the Insight Assets, in each case free and clear of all Liens (except Permitted Liens). AT&T Illinois and Insight will use all reasonable efforts to structure the transaction in such a way that it will be a tax free exchange of like-kind assets under Section 1031 of the Code, the regulations promulgated thereunder, and judicial and administrative interpretations thereof.

          (b) To the maximum extent permitted by Section 1031 of the Code, the regulations promulgated thereunder, and judicial and administrative interpretations thereof, (i) the AT&T Tangible Personal Property and the Insight Tangible Personal Property will be exchanged each for the other; (ii) the AT&T Owned Property, AT&T Leased Property and AT&T Other Real Property Interests and the Insight Owned Property, Insight Leased Property and Insight Other Real Property Interests will be exchanged each for the other; and (iii) the AT&T System Contracts, AT&T System Franchises, AT&T System Licenses and AT&T Other Intangibles and the Insight System Contracts, Insight System Franchises, Insight System Licenses and Insight Other Intangibles will be exchanged each for the other.

SECTION 3.  CONSIDERATION

     3.1  Value of Assets.  The parties agree that the value of the AT&T Assets
          ---------------
being transferred to Insight and the value of the Insight Assets being transferred to AT&T Illinois are equal; provided that at Closing the value of such Assets will be subject to adjustment as provided in Section 3.2 and Section 3.3.

     3.2  Adjustments to Value of Assets.  The value of the AT&T Assets and the
          ------------------------------
Insight Assets shall be adjusted as follows:

          (a) Appropriate adjustments on a pro rata basis as of the Closing Time will be made with respect to each of the AT&T Systems and Insight Systems for all prepaid expenses other than inventory (but only to the extent the full benefit of such prepaid expenses will be realizable by the other party within 12 months after the Closing Date), accrued expenses (including real and personal property taxes), copyright fees and franchise or license fees or charges, prepaid income, subscriber prepayments and, subject to paragraph (e) below, accounts receivable related to such party's Cable Business to the extent specified in Section 3.2(e), all as determined in accordance with GAAP consistently applied and to reflect the principle that all expenses and income attributable to such party's Cable Business for the period through and including the Closing Time are for the account of such party, and all expenses and income attributable to such party's Cable Business for the period after the Closing Time are for the account of the other party.

          (b) All advance payments to, or funds of third parties on deposit with, AT&T Illinois or Insight as of the Closing Time and relating to such party's Cable Business, including advance payments and deposits (including any accrued interest on such deposits) by subscribers served by such party's Cable Business for converters, encoders, decoders, cable television service and related sales, shall be assumed by, and credited to the account of, the other party.

          (c) There shall be credited to each party the economic value of all accrued vacation time that such party credits after the Closing Time to the employees of the other party that are hired by such party pursuant to Section 7.3(f), where economic value is the amount equal to the cash compensation that would be payable to each such employee at his or her level of compensation on the Closing Date for a period equal to such employee's credited accrued vacation.

          (d) All deposits relating to the business and operations of each party's Systems that are held by Third Parties as of the Closing Time for the account of such party or as security for such party's performance of its obligations, including deposits on leases and deposits for utilities, will be credited to the account of such party in their full amounts and will become the property of the other party; provided that no adjustment will be made for any deposits the full benefit of which for contractual or other reasons cannot be made available to the other party within 12 months following the Closing Time.

          (e) Neither AT&T Illinois nor Insight will receive credit for any of its (i) accounts receivable resulting from cable television or internet service sales any portion of which is 60 days or more past due as of the Closing Time, or (ii) accounts receivable from customers whose accounts are inactive or whose service is pending disconnection for any reason as of the Closing Time. AT&T Illinois and Insight will receive credit for their accounts receivable resulting from cable television or internet service sales the entire portion of which are 0-59 days past due as of the Closing Time in an amount equal to 99% of the face amount of such accounts receivable. For purposes of making "past due" calculations under the foregoing sentence, the billing statements of a System will be deemed to be due and payable on the first day of the period during which the service to which such billing statements relate is provided. AT&T Illinois and Insight will receive credit for their advertising accounts receivable as follows: (i) 100% of the face amount of the advertising accounts receivable which are outstanding 30 days or less from the invoice date, (ii) 95% of the face amount of all advertising accounts receivable which are outstanding more than 30 but fewer than 61 days from the invoice date, (iii) 80% of the face amount of all advertising accounts receivable which are outstanding more than 60 but fewer than 91 days from the invoice date, and (iv) 50% of the face amount of all advertising accounts receivable which are outstanding more than 90 but fewer than 121 days from the invoice date. Neither AT&T Illinois nor Insight will receive credit for advertising accounts receivable which are outstanding more than 120 days from the invoice date. Notwithstanding the foregoing, each of AT&T Illinois and Insight will receive credit for 100% of the face amount of their advertising accounts receivable from national and regional representation accounts, regardless of the age thereof.

          (f) Any amounts paid, or accrued as a current liability, prior to the Closing Time by AT&T Illinois or its Affiliates with respect to retroactive franchise fees in respect of the AT&T Systems or by Insight or its Affiliates with respect to retroactive franchise fees in respect of Insight's Systems will be credited to the account of AT&T Illinois or Insight, as applicable, in their full amounts to the extent that (i) such amounts can legally be passed through to and collected from subscribers of the AT&T Systems or the Insight Systems after Closing, and (ii) no agreement has been entered into prohibiting the collection of such amounts, with such amounts with respect to the AT&T Systems being assets of Insight upon collection and such amounts with respect to the Insight Systems being assets of AT&T Illinois upon collection.

          (g) AT&T Illinois shall receive a credit, not to exceed $3,200,000, equal to the amount of capital expenditures by AT&T during the period from September 30, 1999 through the Closing Date relating to (i) the upgrade and rebuild of the AT&T Systems' plant capacity and associated items (including headend sites and headend equipment to expand channel capacity), and (ii) the launch of digital services for the AT&T Systems, including the purchase of digital converters (but not including digital converters purchased in the ordinary course of business to replace lost, stolen or defective digital converters), the launch of telephony services, and the launch of high speed data services, including the purchase of modems.

          (h) The adjustments provided for in this Section 3.2 will be made without duplication. In addition, none of the adjustments provided for in this
Section 3.2 will be made with respect to any Excluded Asset or with respect to any item of income or expense related to an Excluded Asset.

          (i)  The net amount of the adjustments calculated under this Section
3.2 (the "Adjustment Amount"), as preliminarily determined pursuant to Section 3.3, shall be paid by AT&T Illinois or Insight, as applicable, to the other party at the Closing by wire transfer of immediately available funds.

     3.3  Calculation of Adjustments.
          --------------------------

          (a) Each of AT&T Illinois and Insight will estimate in good faith with respect to its Systems, and set forth, together with a detailed statement of the calculation thereof, the adjustments and prorations with respect to its Cable Business prescribed by Section 3.2 (the "Pro Rata Adjustments"), in a certificate (the "Initial Adjustment Certificate") executed by an authorized representative of such party and delivered to the other party at least 10 Business Days prior to the Closing. Each Initial Adjustment Certificate will be accompanied by appropriate supporting documentation, including an accounts receivable detail with relevant aging information as of the Closing Time, in summary form, supporting the determination of the Pro Rata Adjustments proposed in such certificate. Following receipt of such Initial Adjustment Certificate, the recipient shall have five Business Days to review such schedule and supporting information and to notify the preparer of such Initial Adjustment Certificate of any disagreements with the preparer's estimates of its Pro Rata Adjustments. If the recipient provides a notice of disagreement with the preparer's estimates of such amounts within such five Business Day period, AT&T Illinois and Insight shall negotiate in good faith to resolve any such dispute and to reach an agreement prior to the Closing on such estimated amounts as of the Closing Time. The estimates so agreed upon by AT&T Illinois and Insight or (if the parties do not reach such an agreement on such estimated amounts set forth in the Initial Adjustments Certificate prior to the Closing Date or if the recipient fails to provide a notice of disagreement with the preparer's estimates of such amounts within the time provided) the estimates of such Pro Rata Adjustments set forth in the Initial Adjustments Certificate shall be the basis for determining the preliminary Adjustment Amount payable pursuant to
Section 3.2. All disagreements that may exist with respect to the Initial Adjustment Certificate shall be resolved in connection with the preparation of the Final Adjustment Certificate pursuant to paragraph (b) below.

          (b) Within 90 days after the Closing, each of AT&T Illinois and Insight will deliver to the other a certificate (the "Final Adjustment Certificate") showing in full detail its final determination of the Pro Rata Adjustments with respect to its Systems, which certificate will be accompanied by appropriate documentation supporting the amounts proposed in such certificate, including an accounts receivable detail with relevant aging information as of the Closing Time, and which will be executed by an officer of such party. Each party will review the other's Final Adjustment Certificate and will give written notice to the other party of any objections it has to the calculations shown in such certificate within 30 days after its receipt thereof. AT&T Illinois and Insight will endeavor in good faith to resolve any such objections within 30 days after the receipt by the parties of each other's objections. If any objections or disputes have not been resolved at the end of such 30-day period, the disputed portions of the Pro Rata Adjustments will be determined within the following 30 days by a partner in a major accounting firm with substantial cable television audit experience which is not the auditor of either Insight or AT&T Illinois (or any Affiliate of either of them) and the determination of such auditor will be final and will be binding upon all parties. If Insight and AT&T Illinois cannot agree with respect to the selection of an auditor, Insight and AT&T Illinois will each select an auditor and those two auditors will select a third auditor whose determination will be final and will be binding upon all parties. Insight and AT&T Illinois will bear equally the expenses arising in connection with an auditor's determination of disputed amounts, and payment of the final Adjustment Amount (after taking into account any estimated Adjustment Amount paid at the Closing) will be made by the party responsible therefor to the other party in immediately available funds within 15 Business Days after the final determination is made.

          (c) Each of AT&T Illinois and Insight will provide to the other reasonable access to all records in its possession which were used in the preparation of its Initial Adjustment Certificate and Final Adjustment Certificate and as may be necessary in the preparation of the other party's Initial Adjustment Certificate and Final Adjustment Certificate.

SECTION 4.    ASSUMED LIABILITIES AND EXCLUDED ASSETS

     4.1  AT&T Assumed Obligations and Liabilities.  As of the Closing, AT&T
          ----------------------------------------
Illinois will assume and after the Closing, AT&T Illinois will pay, discharge and perform the following (the "AT&T Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the Insight Assets assigned and transferred to AT&T Illinois at the Closing; (b) those obligations and liabilities of Insight to customers of Insight's Cable Business for (i) subscriber deposits related to the Insight Systems held by Insight as of the Closing Time in the amount for which AT&T Illinois received credit under Section 3.2 and (ii) customer, advertising and other advance payments held by Insight as of the Closing Time in the amount for which AT&T Illinois received credit under Section 3.2; (c) all obligations and liabilities accruing and relating to Insight's Cable Business prior to the Closing Time in respect of which AT&T Illinois received a credit pursuant to Section 3.2; and
(d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of the ownership of the Insight Assets or the operation of the Insight Systems after the Closing Time, except to the extent that such obligations or liabilities relate to any Insight Excluded Asset. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the Insight Assets or the Insight Systems other than the AT&T Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of Insight including any obligation, liability or claim relating to or arising pursuant to (x) rate refunds to subscribers of the Insight Systems with respect to rates charged to such subscribers during periods through and including the Closing Time, (y) litigation commenced prior to, or related to an event occurring at any time prior to the Closing Time, or (z) any Insight Excluded Asset.

     4.2  AT&T Excluded Assets. "AT&T Excluded Assets" means all:  (a)
          --------------------
programming (including music programming and cable guide Contracts) and retransmission consent Contracts of AT&T Illinois other than those listed on
Schedule 1.11 (AT&T System Contracts) and those hereafter designated by AT&T Illinois as being included in the AT&T Assets by written notice to Insight given on or before September 15, 2000, it being agreed that leased channel access agreements are not programming agreements for purposes of this Section 4.2; (b) AT&T Plans; (c) insurance policies of AT&T Illinois and rights and claims thereunder (except as otherwise provided in Section 12.16); (d) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of AT&T Illinois; (e) cash and cash equivalents and notes receivable of AT&T Illinois; (f) AT&T Illinois' trademarks, trade names, service marks, service names, logos and similar proprietary rights, subject to Section 7.11; (g) subscriber billing Contracts and related leased equipment and software of AT&T Illinois, subject to Section 7.12; (h) all contracts and related accounts receivable for providing DMX service to commercial accounts via direct broadcast satellite; (i) all AT&T Contracts relating to national advertising sales representation, including any Contracts with National Cable Communications or Cable Networks, Inc.; (j) all agreements pursuant to which AT&T Illinois has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any AT&T Asset; (k) any claims, rights or choses in action of AT&T Illinois related to the period prior to the Closing Time (other than customer and advertising accounts receivable), including, without limitation, any Litigation and the proceeds thereof and any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or payments of any nature for the periods prior to the Closing Time, including copyright fees; (l) any books and records that AT&T Illinois is required by any Legal Requirement to retain and any books of account, tax reports and returns and the like related to the AT&T Systems; provided that copies of such books and records will be made available to Insight for a period of three years (and six years in the case of tax reports and returns and underlying books and records, although in the case of underlying books and records, the parties acknowledge that they are not retained for periods for which an IRS field examination has been completed) from the Closing Date upon reasonable request; (m) AT&T Illinois' corporate minute books and other books and records related to internal corporate matters and financial relationships with AT&T Illinois' lenders and affiliates; (n) any employment, union, collective bargaining, compensation, bonus, deferred compensation, consulting, agency or management agreements of AT&T Illinois; (o) all documents, reports and records relating to the employees of the AT&T Systems; provided that copies of such books and records will be made available to Insight for a period of three years from the Closing Date upon reasonable request by Insight accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to AT&T Illinois; (p) any agreement, right, asset or property owned, leased or held by AT&T Illinois that is not used or held for use in connection with the operation of the AT&T Systems; (q) AT&T Illinois' or its Affiliates' rights under the @Home Distribution Agreement (as defined in the Limited Partnership Agreement of Insight Midwest, L.P.), it being agreed that the parties' rights and obligations with respect thereto shall be as specified in the Limited Partnership Agreement of Insight Midwest, L.P.; (r) all obligations under the MediaOne Social Contract; and (s) rights, assets and properties described on Schedule 4.2.

      4.3 Insight Assumed Obligations and Liabilities.  As of the Closing,
          -------------------------------------------
Insight will assume and after the Closing, Insight will pay, discharge and perform the following (the "Insight Assumed Obligations and Liabilities"): (a) those obligations and liabilities accruing and relating to periods after the Closing Time under or with respect to the AT&T Assets assigned and transferred to Insight at the Closing; (b) those obligations and liabilities of AT&T Illinois to customers of AT&T's Cable Business for (i) subscriber deposits related to the AT&T Systems held by AT&T Illinois as of the Closing Time in the amount for which Insight received credit under Section 3.2 and (ii) customer, advertising and other advance payments held by AT&T Illinois as of the Closing Time in the amount for which Insight received credit under Section 3.2; (c) all obligations and liabilities accruing and relating to AT&T's Cable Business prior to the Closing Time in respect of which Insight received a credit pursuant to
Section 3.2; and (d) all other obligations and liabilities accruing and relating to periods after the Closing Time and arising out of the ownership of the AT&T Assets or operation of the AT&T Systems after the Closing Time, except to the extent that such obligations or liabilities relate to any AT&T Excluded Asset. It is understood and agreed that at the closing of the Contribution, the Partnership shall assume the Insight Assumed Obligations and Liabilities to the extent related to the period from and after the "Closing Time" under the Contribution Agreement for the benefit of AT&T Illinois and its Affiliates and upon such assumption, Insight shall have no further obligation or liability in respect of the same to the extent assumed by the Partnership. All obligations and liabilities, contingent, fixed or otherwise, arising out of or relating to the AT&T Assets or the AT&T Systems other than the Insight Assumed Obligations and Liabilities will remain and be the obligations and liabilities solely of AT&T Illinois including any obligation, liability or claim relating to or arising pursuant to (x) rate refunds to subscribers of the AT&T Systems with respect to rates charged to such subscribers during periods through and including the Closing Time, (y) litigation commenced prior to, or related to an event occurring at any time prior to the Closing Time, or (z) any AT&T Excluded Asset, including the Media One Social Contract and, subject to Section 7.19, the pending Settlement Agreement and Release that may relate to certain of the AT&T

Systems with respect to late fees charged by them, a copy of which, in the form submitted to the courts, has been provided to Insight by AT&T (the "AT&T Late Fee Settlement").

     4.4  Insight Excluded Assets. "Insight Excluded Assets" means all:  (a)
          -----------------------
programming (including music programming and cable guide Contracts) and retransmission consent Contracts of Insight other than those listed on Schedule
1.42 (Insight System Contracts) and those hereafter designated by Insight as being included in the Insight Assets by written notice to AT&T given on or before September 15, 2000, it being agreed that leased channel access agreements are not programming agreements for purposes of this Section 4.4; (b) Insight Plans; (c) insurance policies of Insight and rights and claims thereunder (except as otherwise provided in Section 12.16); (d) bonds, letters of credit, surety instruments and other similar items and any stocks, bonds, certificates of deposit and similar investments of Insight; (e) cash and cash equivalents and notes receivable of Insight; (f) Insight's trademarks, trade names, service marks, service names, logos and similar proprietary rights, subject to Section 7.11; (g) subscriber billing Contracts and related leased equipment and software of Insight, subject to Section 7.12; (h) all Insight Contracts relating to national advertising sales representation; (i) all agreements pursuant to which Insight has created, incurred, assumed or guaranteed indebtedness for borrowed money or under which any Lien securing such indebtedness has been or may be imposed on any Insight Asset; (j) any claims, rights or choses in action of Insight related to the period prior to the Closing Time (other than customer and advertising accounts receivable), including, without limitation, any Litigation and the proceeds thereof and any claims, rights and interest in and to any refunds of federal, state or local franchise, income or other taxes or payments of any nature for the periods prior to the Closing Time, including copyright fees; (k) any books and records that Insight is required by any Legal Requirement to retain and any books of account, tax reports and returns and the like related to the Insight Systems; provided that copies of such books and records will be made available to AT&T Illinois for a period of three years (and six years in the case of tax reports and returns and underlying books and records, although in the case of underlying books and records, the parties acknowledge that they are not retained for periods for which an IRS field examination has been completed) from the Closing Date upon reasonable request;
(l) Insight's partnership record books and other books and records related to internal partnership matters and financial relationships with Insight's lenders and affiliates; (m) any employment, union, collective bargaining, compensation, bonus, deferred compensation, consulting, agency or management agreements of Insight; (n) all documents, reports and records relating to the employees of the Insight Systems; provided that copies of such books and records will be made available to AT&T Illinois for a period of three years from the Closing Date upon reasonable request by AT&T Illinois accompanied by a waiver and release from the employee whose records are sought in form and substance reasonably satisfactory to Insight; (o) any agreement, right, asset or property owned, leased or held by Insight that is not used or held for use in connection with the operation of the Insight Systems; (p) the At Home Network Distribution Agreement dated May 1, 1998 between At Home Corporation and Insight; and (q) rights, assets and properties described on Schedule 4.4.

SECTION 5.  INSIGHT'S REPRESENTATIONS AND WARRANTIES

     Insight represents and warrants to AT&T Illinois as of the date of this Agreement (or, if a different date is specified in this Section 5 or in Insight's Schedules, as of such specified date) as follows:

     5.1  Organization and Qualification of Insight.  Insight is a limited
          -----------------------------------------
partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite partnership power and authority to own, lease and use the Insight Assets and to conduct Insight's Cable Business as it is currently conducted. Insight is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the Insight Assets or the nature of its activities in connection with the Insight Systems makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation of Insight's Cable Business, the Insight Assets or Insight Systems or on the ability of Insight to perform its obligations under this Agreement. Insight's U.S. taxpayer identification number is 133290944.

     5.2  Authority and Validity.  Insight has all requisite partnership power
          ----------------------
and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party. The execution and delivery by Insight, the performance by Insight under, and the consummation by Insight of the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party have been duly and validly authorized by all required partnership action by or on behalf of Insight. This Agreement has been, and when executed and delivered by Insight the Transaction Documents will be, duly and validly executed and delivered by Insight and the valid and binding obligations of Insight, enforceable against Insight in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

     5.3  No Conflict; Required Consents.  Except for, and subject to receipt
          ------------------------------
of, the Insight Required Consents, all of which are listed on Schedule 5.3, and the AT&T Required Consents and the notification and expiration or earlier termination of the waiting period under the HSR Act and except as otherwise disclosed on Schedule 5.3, the execution and delivery by Insight, the performance of Insight under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which Insight is a party do not and will not: (a) conflict with or violate any provision of its agreement of limited partnership; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of

Insight under, (iv) result in the creation or imposition of any Lien under any Insight System Franchise, Insight System License or any Insight System Contract or other instrument evidencing any of the Insight Assets or by which Insight or any of its assets is bound or affected, except for purposes of clauses (c) and
(d) such consents, approvals, authorizations and filings that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on any Insight System, Insight's Cable Business or on the ability of Insight to perform its obligations under this Agreement or the Transaction Documents to which Insight is a party.

     5.4  Assets.
          ------

          (a) Insight has good and valid title to (or, in the case of Assets that are leased, valid leasehold interests in) the Insight Assets (other than Insight Owned Real Property, Insight Leased Property and Insight Other Real Property Interests, as to which the representations and warranties in Section
5.6 apply). The Insight Assets are free and clear of all Liens, except (i) Permitted Liens and (ii) Liens described on Schedule 5.4, all of which Liens on
Schedule 5.4 will be terminated, released or, in the case of the rights of first refusal listed on Schedule 5.4, waived, as appropriate, at or prior to the Closing. The Insight Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

          (b) Except for items included in the Insight Excluded Assets, the Insight Assets constitute all the assets necessary to permit AT&T Illinois to conduct Insight's Cable Business and to operate the Insight Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable Legal Requirements, Insight System Contracts, Insight System Licenses and Insight System Franchises and to perform all of the AT&T Assumed Obligations and Liabilities.

          (c) Except as described on Schedule 5.4, as of the date of this Agreement, (i) the Insight Systems do not offer telephony, high speed data or internet access services and (ii) the Insight Systems do not have any digital transport arrangement (e.g., HITS).
                       ----

      5.5 Insight System Franchises, Insight System Licenses, Insight System
          ------------------------------------------------------------------
Contracts and Insight Other Real Property Interests.
---------------------------------------------------

          (a) Except pursuant to the agreements referenced on Schedules 1.37 (Insight Leased Property), 1.39 (Insight Other Real Property Interests), 1.42 (Insight System Contracts), 1.43 (Insight System Franchises) and 1.44 (Insight System Licenses), or as described on Schedule 4.4 (Insight Excluded Assets) or otherwise included in the definition of Insight Excluded Assets, as of the date of this Agreement, Insight is not bound or affected by any of the following that relate primarily or in whole to Insight's Cable Business: (i) leases of real or personal property; (ii) franchises for the construction or operation of cable television systems or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (iv) material easements, rights of access, underground conduit agreements, crossing agreements or other interests in real property; (v) pole line or attachment agreements; (vi) agreements pursuant to which the Insight Systems receive or provide advertising sales representation services; (vii) agreements pursuant to which an Insight System has constructed or agreed to construct for Third Parties or any Affiliate of Insight, an institutional network or otherwise provides to Third Parties or any Affiliate of Insight, telecommunications services other than one-way video; (viii) agreements pursuant to which any bandwidth capacity of the Insight Systems is leased or otherwise made available to any Third Party or any Affiliate of Insight; (ix) construction and development agreements (other than installation agreements where services are provided in the ordinary course of business on an as-needed basis); or (x) Contracts relating to the operation of Insight's Cable Business other than those described in any other clause of this Section which contemplate payments by or to Insight in any 12-month period exceeding $25,000 individually or $150,000 in the aggregate or that have a remaining term of two years or more as of the Closing Date; provided that multiple dwelling unit agreements, including bulk billed agreements and commercial service agreements, are not required to be listed. Except as described on the Schedules to this Agreement, no Affiliate of Insight is a party to any documents listed on such Schedules.

          (b) Complete and correct copies of the Insight System Franchises and Insight System Licenses have been delivered by Insight to AT&T Illinois or will be delivered by Insight to AT&T Illinois by September 15, 2000. Except as set forth on Schedule 1.43 (Insight System Franchises), the Insight System Franchises contain all of the commitments and obligations of Insight to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the Insight Systems. The Insight System Franchises and Insight System Licenses are currently in full force and effect and are valid and enforceable under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or, to Insight's Knowledge, investigation, pending or to Insight's Knowledge threatened, to terminate, suspend or modify any Insight System Franchise or any Insight System License and, except as set forth on Schedule 1.43 (Insight System Franchises), Insight is in material compliance with the terms and conditions of all the Insight System Franchises and Insight System Licenses and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the Insight System Franchises and Insight System Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. All areas served by the Insight Systems are served pursuant to one of the Insight System Franchises except as set forth on Schedule 1.43 (Insight System Franchises).

          (c) Complete and correct copies of all Insight System Contracts required to be listed on Insight's Schedules (including all Contracts relating to Leased Property and Other Real Property Interests described on Schedule 1.39) have been provided to AT&T Illinois or will be provided to AT&T Illinois by September 15, 2000. Such documents constitute the entire agreement with the other party. Each such Insight System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of Insight and Insight is not and to Insight's Knowledge, each other party thereto is not in breach or default of any material terms or conditions thereunder. Insight has also provided to AT&T Illinois or will provide to AT&T Illinois by September 15, 2000 a complete and correct list of all bulk-billed accounts and commercial service accounts of the Insight Systems as of the date of this Agreement.

     5.6  Real Property.  As of the date of this Agreement, all Insight Assets
          -------------
consisting of Insight Owned Property, Insight Leased Property and material Insight Other Real Property Interests are described on Schedules 1.37 (Insight Leased Property), 1.39 (Insight Other Real Property Interests) and 1.40 (Insight Owned Property). Except as otherwise disclosed on Schedule 1.40 (Insight Owned Property), Insight holds title to the Insight Owned Property free and clear of all Liens except (a) Permitted Liens and (b) Liens described on Schedule 5.4, all of which Liens on Schedule 5.4 will be terminated, released or, in the case of the rights of first refusal listed on Schedule 5.4, waived, as appropriate, at or prior to the Closing, and has the valid and enforceable right to use and possess such Insight Owned Property, subject only to the above-referenced Liens. Except as otherwise disclosed on Schedules 1.37 (Insight Leased Property) and
1.39 (Insight Other Real Property Interests), Insight has valid and enforceable leasehold interests in all Insight Leased Property and, with respect to Insight Other Real Property Interests, has valid and enforceable rights to use such Insight Other Real Property Interests, subject only to the above-referenced Liens. Except for ordinary wear and tear and routine repairs and except as disclosed on Schedules 1.37 (Insight Leased Property) or 1.40 (Insight Owned Property), all of the material improvements, leasehold improvements and the premises of the Insight Owned Property and the premises demised under the leases and other documents evidencing the Insight Leased Property are in good condition and repair and are suitable for the purposes used. Except as disclosed on Schedules 1.37 (Insight Leased Property) or 1.40 (Insight Owned Property), each parcel of Insight Owned Property and each parcel of Insight Leased Property and any improvements thereon and their current use (x) has access to and over public streets or private streets for which Insight has a valid right of ingress and egress, (y) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (z) conforms in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel. Except where the failure of the representations made in this sentence to be true and correct would not have a material adverse effect on the Insight Assets or Insight's Cable Business and except as disclosed on Schedules 1.37 (Insight Leased Property) or 1.40 (Insight Owned Property), all buildings, towers, guy wires and anchors, headend equipment, earth-receiving dishes and related facilities used in the operations of the Insight Systems are located entirely on Insight Owned Property or Insight Leased Property or other real property in which Insight has an Insight Other Real Property Interest and are maintained, placed and located in accordance with the provisions of all applicable Legal Requirements, deeds, leases, licenses, permits or other legally enforceable arrangements.

     5.7  Environmental.
          -------------

          (a) To Insight's Knowledge, except as disclosed on Schedule 5.7, the Insight Owned Property and Insight Leased Property comply in all material respects with and have previously been operated in compliance in all material respects with all Environmental Laws.

Insight has not, either directly or indirectly (i) generated, stored, used, treated, handled, discharged, released or disposed of any Hazardous Substances at, on, under, in or about, to or from or in any other manner affecting, any Insight Owned Property or Insight Leased Property, (ii) transported any Hazardous Substances to or from any Insight Owned Property or Insight Leased Property or (iii) undertaken or caused to be undertaken any other activities relating to the Insight Owned Property or Insight Leased Property, which could reasonably give rise to any liability under any Environmental Law and, to Insight's Knowledge, no other present or previous owner, tenant, occupant or user of any Insight Owned Property or Insight Leased Property or any other Person has committed or suffered any of the foregoing. To Insight's Knowledge, no release of Hazardous Substances outside the Insight Owned Property or Insight Leased Property has entered or threatens to enter any Insight Owned Property or Insight Leased Property, nor is there any pending or threatened Litigation based on Environmental Laws which arises from any condition of the land adjacent to or immediately surrounding any Insight Owned Property or Insight Leased Property. No Litigation based on Environmental Laws which relates to any Insight Owned Property or Insight Leased Property or any operations or conditions on it (1) has been asserted or conducted in the past with respect to, or is currently pending against, Insight or, to Insight's Knowledge, any other Person or (2) to Insight's Knowledge, is threatened or contemplated.

          (b) To Insight's Knowledge, except as disclosed on Schedule 5.7, (i) no aboveground or underground storage tanks are currently or have been located on any Insight Owned Property or Insight Leased Property, (ii) no Insight Owned Property or Insight Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (iii) no building or other structure on any Insight Owned Property or Insight Leased Property contains asbestos, asbestos-containing material or material presumed to be asbestos-containing material under any Environmental Law.

          (c) Insight has provided AT&T Illinois or will provide AT&T Illinois by September 15, 2000, with complete and correct copies of (i) all studies, reports, surveys or other written materials in Insight's possession relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the Insight Owned Property or Insight Leased Property, (ii) all notices (other than general notices made by general publication) or other materials in Insight's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Insight Owned Property or Insight Leased Property or activities at the Insight Owned Property or Insight Leased Property and (iii) all materials in Insight's possession relating to any Litigation or allegation by any private third party concerning any Environmental Law.

      5.8 Compliance with Legal Requirements.
          ----------------------------------

          (a) The ownership, leasing and use of the Insight Assets as they are currently owned, leased and used and the conduct of Insight's Cable Business and the operation of the Insight Systems as they are currently conducted and operated do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in Sections 5.7, 5.8(d) and 5.13, as to which the representations and warranties set forth in those subsections shall apply), including (i) the Communications Act, (ii) Section 111 of the U.S. Copyright Act of 1976, and the U.S. Copyright Office rules and regulations promulgated thereunder (the "Copyright Act") and (iii) all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Insight Assets, the Insight Systems and Insight's Cable Business. Insight has received no written notice of any violation by Insight or Insight's Cable Business of any Legal Requirement applicable to the operation of Insight's Cable Business as currently conducted, or the Insight Systems as currently operated and to Insight's Knowledge, there is no existing fact, circumstance or condition that could reasonably form the basis for a finding by any Governmental Authority of any such violation.

          (b) Except as set forth in Schedule 5.8, a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act with the proper Governmental Authority with respect to all Insight System Franchises that have expired prior to or will expire within 36 months after the date of this Agreement.

          (c) Except as set forth in Schedule 5.8, (i) no written notices or demands have been received from the FCC, from any television station, or from any other Person or Governmental Authority (1) challenging the right of the Insight Systems to carry any television broadcast station or deliver the same or
(2) claiming that any Insight System has failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act; (ii) all necessary Federal Aviation Administration ("FAA") approvals have been obtained with respect to the height and location of towers used in connection with the operation of the Insight Systems and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules; and (iii) Insight has received no written notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and Insight has not agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the 1992 Cable Act except as set forth in the Insight System Franchises.

          (d) Notwithstanding the foregoing, to Insight's Knowledge, each Insight System is in compliance in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of Insight's Cable Business. Insight has used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, to the extent such rates are or were subject to regulation at such time by any Governmental Authority, including any local franchising authority and/or the FCC. Notwithstanding the foregoing, Insight makes no representation or warranty that any of its rates that are not subject to rate regulation would be allowable if such rates were subject to regulation and makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the Closing Date. Insight has delivered to AT&T Illinois or will deliver to AT&T Illinois by September 15, 2000, complete and correct copies of all FCC Forms and other information reasonably requested by AT&T Illinois relating to rate regulation generally or specific rates charged to subscribers with respect to the Insight Systems. Insight has not entered into and is not subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the Insight Systems and is not currently negotiating or anticipating entering into or being subject to the same. Except as set forth on Schedule 5.8, Insight has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any of the Insight Systems (a "Cost of Service Election"). Except as otherwise described on Schedule 5.8, as of the date of this Agreement, (i) to the Knowledge of Insight, there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that any cable television system included in the Insight Systems can charge (whether for programming, equipment, installation, service or otherwise),
(ii) no cable television system included in the Insight Systems is subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service, or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to any of the Insight Systems and (iv) there is no unresolved complaint pending with respect to the CPST tier of any Insight System and no rate order with respect to the Insight Systems that is being appealed.

     5.9  Patents, Trademarks and Copyrights. Insight has deposited with the
          ----------------------------------
U.S. Copyright Office all statements of account and other documents and instruments, and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the business and operations of the Insight Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in
Section 111 of the Copyright Act. To Insight's Knowledge, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by Insight with respect to the Insight Systems. Insight has delivered to AT&T Illinois or will deliver to AT&T Illinois by September 15, 2000, complete and correct copies of all current reports and filings for the past three years, made or filed pursuant to copyright rules and regulations with respect to Insight's Cable Business. Insight does not possess any patent, patent right, trademark or copyright related to or material to the operation of the Insight Systems and Insight is not a party to any license or royalty agreement with respect to any such patent, patent right, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. The Insight Systems and Insight's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

     5.10 Financial Statements; Undisclosed Liabilities; Absence of Certain
          -----------------------------------------------------------------
Changes or Events. Insight has delivered to AT&T Illinois complete and correct
-----------------
copies of an unaudited statement of
assets and liabilities for each Insight System as of March 31, 2000 and an unaudited income and expense summary statement for each Insight System for the year ended December 31, 1999 and the three-month period ended March 31, 2000, including all notes and schedules thereto, if any (all of such financial statements and notes being hereinafter referred to as "Insight's Financial Statements"). Insight's Financial Statements are in accordance with the books and records of Insight, were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and, except as may be described therein, present fairly the financial condition of the Insight Systems at the dates and for the periods indicated, subject only to standard year-end adjustments and the omission of footnotes. The unaudited statements of assets and liabilities of the Insight Systems as of March 31, 2000 are herein called the "Insight Balance Sheets." At the date of the Insight Balance Sheets, Insight had no material liabilities with respect to the Insight Systems required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the Insight Balance Sheets, other than liabilities as set forth on Schedule 5.10. Except as set forth on Schedule 5.10, since the date of the Insight Balance Sheets through the date of this Agreement: (x) Insight has not incurred any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, to Insight's Knowledge, individually or in the aggregate, have a material adverse effect on the financial condition of Insight or the results of operations of Insight's Cable Business; (y) there has been no material adverse change in the Insight Assets comprising any Insight System or in the business, condition, financial or otherwise, or liabilities of Insight's Cable Business or any Insight System and, to Insight's Knowledge, no fact or condition exists or is contemplated or threatened which would result in such a change in the future; and (z) Insight's Cable Business has been conducted only in the ordinary course of business consistent with past practice. For the purpose of this Agreement, the impact of general economic conditions (including changes in capital and financial markets), governmental legislation and regulations and other events which affect the cable industry as a whole in the State of California or the United States, shall not be considered in determining whether there has been a material adverse change in the business, condition, financial or otherwise or liabilities of Insight's Cable Business or any Insight System or the Insight Assets.

     5.11 Litigation. Except as set forth in Schedule 5.11:  (a) there is no
          ----------
Litigation pending or, to Insight's Knowledge, threatened, and, to Insight's Knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against Insight which, if adversely determined, would materially adversely affect the financial condition or operations of Insight's Cable Business, Insight Systems, the Insight Assets or the ability of Insight to perform its obligations under this Agreement, or which, if adversely determined, would result in the modification, revocation, termination, suspension or other limitation of any of the Insight System Franchises, Insight System Licenses, Insight System Contracts or leases or other documents evidencing the Insight Leased Property or the Insight Other Real Property Interests; and (b) there is not in existence any Judgment requiring Insight to take any action of any kind with respect to the Insight Assets or the operation of the Insight Systems, or to which Insight (with respect to the Insight Systems), the Insight Systems or the Insight Assets are subject or by which they are bound or affected.

     5.12 Tax Returns; Other Reports. Insight has duly and timely filed in
          --------------------------
correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by Insight, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of a Lien upon the Insight Assets or that could impose on AT&T Illinois any transferee liability for any taxes, penalties or interest due or to become due from Insight, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on Schedule 5.12, Insight has received no notice of, nor does Insight have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in the imposition of a Lien upon the Insight Assets.

     5.13 Employment Matters.
          ------------------

          (a) Schedule 5.13(a) contains a complete and correct list of the names and positions of all employees engaged by Insight or its Affiliates principally in connection with the Insight Systems as of the date set forth on
Schedule 5.13(a). Except to the extent that any noncompliance would not reasonably be expected to have a material adverse effect on the Insight Systems, Insight and its Affiliates have, with respect to the Insight Systems, complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including, the Worker Adjustment and Retraining Notification Act, 29 U.S.C. (S) 2101, et seq. ("WARN"), continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and disability discrimination, occupational safety, immigration control and the payment and withholding of Taxes. Except as set forth in Schedule 5.13(a), to Insight's Knowledge, there are no current or threatened investigations relating to the classification of independent contractors engaged by Insight or its Affiliates principally in connection with the Insight Systems.

          (b) For purposes of this Agreement, "Insight Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA) with respect to which Insight or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of Insight or any of its ERISA Affiliates participate. The Insight Plans in which any employee of the Insight Systems participates are set forth on Schedule 5.13. Except to the extent that any violation would not reasonably be expected to have a material adverse effect on the Insight Systems, none of Insight, any of its ERISA Affiliates, any Insight Plan other than a multiemployer plan (as defined in
Section 3(37) of ERISA), or to the Knowledge of Insight or any of its ERISA Affiliates, any Insight Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), is in violation of any provision of the Code or ERISA. No material "reportable event" (described in Sections 4043(c)(1), (2), (3), (5),
(6), (7), (10) and (13) of ERISA), non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), "accumulated funding deficiency" (as defined in Section 302 of ERISA), or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has
                                             -- ---
occurred or exists with respect to any Insight Plan which reasonably could result in material liability to Insight or any of its ERISA Affiliates. No material "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA)
                                                            -- ---
has occurred or exists and is continuing with respect to any Insight Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA) or to the Knowledge of Insight or any of its ERISA Affiliates, any Insight Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA). After the Closing, neither AT&T Illinois nor any of its ERISA Affiliates will be required, under ERISA, the Code, any collective bargaining agreement or this Agreement, to establish, maintain or continue any Insight Plan currently maintained by Insight or any of its ERISA Affiliates.

          (c) Except as set forth on Schedule 5.13, (i) there are no collective bargaining agreements applicable to any Person employed by Insight or its Affiliates principally in connection with the Insight Systems; (ii) neither Insight nor its Affiliates has any duty to and neither has agreed to bargain with any labor organization with respect to any such Person and (iii) there are not pending any unfair labor practice charges against Insight or its Affiliates with respect to any such Person, any demand for recognition or any other effort of or request or demand from a labor organization for representative status with respect to any Person employed by Insight or its Affiliates principally in connection with the Insight Systems now or, to the Knowledge of Insight and its Affiliates, within the last one year and (iv) there are not currently pending or threatened nor, to the Knowledge of Insight and its Affiliates, have there been within the last one year any strikes, picketing, work slow downs or other labor disputes involving or relating to employees of the Insight Systems. Except as described on Schedule 5.13, neither Insight nor its Affiliates has any employment agreements, either written or oral, except for oral contracts terminable at will without penalty, with any employee of the Insight Systems and none of the employment agreements listed on Schedule 5.13 requires Insight or its Affiliates or will require AT&T Illinois or its Affiliates to employ any Person after the Closing.

          (d) The following documents and records will be located at one of the Insight System offices included in the Insight Assets on the Closing Date: Forms 395A for calendar years 1995 through 1999, all correspondence to and from the FCC regarding such 395A reports, proof of EEO certification for calendar years 1993 through 1999, and OSHA 200 logs and loss runs for calendar years 1999 and 2000.

     5.14 Accounts Receivable. Insight's accounts receivable for its Cable
          -------------------
Business are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of Insight, that resulted from the regular course of Insight's Cable Business. Such receivables are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by Insight in Insight's Financial Statements and those credits or reductions to such accounts made in the ordinary course of business.

     5.15 Finders and Brokers.  Insight has not employed any financial advisor,
          -------------------
broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which AT&T Illinois could be liable.

     5.16 Transactions With Affiliates. Except to the extent set forth on
          ----------------------------
Schedule 5.16 or included in the Insight Excluded Assets and except with respect to customary corporate overhead services provided by the corporate, division or regional offices of Insight, Insight is not a party to any material business arrangement or business relationship with any of its Affiliates that affects the Insight Systems, and none of its Affiliates owns any property or right, tangible or intangible, that is used principally in the business or operations of the Insight Systems.

SECTION 6. AT&T ILLINOIS' REPRESENTATIONS AND WARRANTIES

     AT&T Illinois represents and warrants to Insight, as of the date of this Agreement (or, if a different date is specified in this Section 6 or in the AT&T's Schedules, as of such specified date) as follows:

     6.1  Organization and Qualification of AT&T Illinois. AT&T Illinois  is a
          -----------------------------------------------
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and AT&T Illinois has all requisite corporate power and authority to own, lease and use the AT&T Assets owned, leased or used by it and to conduct AT&T's Cable Business as it is currently conducted. AT&T Illinois is duly qualified to do business and is in good standing under the laws of each jurisdiction in which the ownership, leasing or use of the AT&T Assets or the nature of its activities in connection with the AT&T Systems makes such qualification necessary, except in any such jurisdiction where the failure to be so qualified and in good standing would not have a material adverse effect on the ownership or operation of AT&T's Cable Business, the AT&T Assets or AT&T Systems or on the ability of AT&T Illinois to perform its obligations under this Agreement. AT&T Illinois' U.S. taxpayer identification number is 37-0889911.

     6.2  Authority and Validity. AT&T Illinois has all requisite corporate
          ----------------------
power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents to which AT&T Illinois is a party. The execution and delivery by AT&T Illinois, the performance by AT&T Illinois under, and the consummation by AT&T Illinois of the transactions contemplated by, this Agreement and the Transaction Documents to which AT&T Illinois is a party have been duly and validly authorized by all required corporate action by or on behalf of AT&T Illinois. This Agreement has been, and when executed and delivered by AT&T Illinois the Transaction Documents will be, duly and validly executed and delivered by AT&T Illinois and the valid and binding obligations of AT&T Illinois, enforceable against AT&T Illinois in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to the enforcement of creditors' rights generally or by principles governing the availability of equitable remedies.

     6.3  No Conflict; Required Consents.  Except for, and subject to receipt
          ------------------------------
of, the AT&T Required Consents, all of which are listed on Schedule 6.3, and the Insight Required Consents and the notification and expiration or earlier termination of the waiting period under the HSR Act and except as otherwise disclosed on Schedule 6.3, the execution and delivery by AT&T Illinois, the performance of AT&T Illinois under, and the consummation of the transactions contemplated by, this Agreement and the Transaction Documents to which AT&T Illinois is a party do not and will not: (a) conflict with or violate any provision of AT&T Illinois' charter or bylaws; (b) violate any provision of any Legal Requirement; (c) require any consent, approval or authorization of, or filing of any certificate, notice, application, report or other document with, any Governmental Authority or other Person; or (d) (i) conflict with, violate, result in a breach of or constitute a default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of AT&T Illinois under, (iv) result in the creation or imposition of any Lien under any AT&T System Franchise, AT&T System License or any AT&T System Contract or other instrument evidencing any of the AT&T Assets or by which AT&T Illinois or any of its assets is bound or affected, except for purposes of clauses (c) and (d) such consents, approvals, authorizations and filings, that, if not obtained or made, would not, and such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on any AT&T System, AT&T's Cable Business or on the ability of AT&T Illinois to perform its obligations under this Agreement or the Transaction Documents to which AT&T Illinois is a party.

     6.4  Assets.
          ------

          (a) AT&T Illinois has good and valid title to (or, in the case of Assets that are leased, valid leasehold interests in) the AT&T Assets (other than AT&T Owned Real Property, AT&T Leased Property and AT&T Other Real Property Interests, as to which the representations and warranties in Section 6.6 apply). The AT&T Assets are free and clear of all Liens, except (i) Permitted Liens and
(ii) Liens described on Schedule 6.4, all of which Liens on Schedule 6.4 will be terminated, released or, in the case of the rights of first refusal listed on
Schedule 6.4, waived, as appropriate, at or prior to the Closing. The AT&T Tangible Personal Property is in good operating condition and repair (ordinary wear and tear excepted).

          (b) Except for items included in the AT&T Excluded Assets, the AT&T Assets constitute all the assets necessary to permit Insight and the Partnership to conduct AT&T's Cable Business and to operate the AT&T Systems substantially as they are being conducted and operated on the date of this Agreement and in compliance in all material respects with all applicable Legal Requirements, AT&T System Contracts, AT&T System Licenses and AT&T System Franchises and to perform all of the Insight Assumed Obligations and Liabilities.

          (c) Except as described on Schedule 6.4, as of the date of this Agreement (i) the AT&T Systems do not offer telephony, high speed data or internet access services and (ii) the AT&T Systems do not have any digital transport arrangement (e.g., HITS).
                       ----

     6.5  AT&T System Franchises, AT&T System Licenses, AT&T System Contracts
          -------------------------------------------------------------------
and AT&T Other Real Property Interests.
--------------------------------------

          (a) Except pursuant to the agreements referenced on Schedules 1.6 (AT&T Leased Property), 1.8 (AT&T Other Real Property Interests), 1.11 (AT&T System Contracts), 1.12 (AT&T System Franchises) and 1.13 (AT&T System Licenses) or as described on Schedule 4.2 (AT&T Excluded Assets) or otherwise included in the definition of AT&T Excluded Assets, as of the date of this Agreement, AT&T Illinois is not bound or affected by any of the following that relate primarily or in whole to AT&T's Cable Business: (i) leases of real or personal property;
(ii) franchises for the construction or operation of cable television systems or Contracts of substantially equivalent effect; (iii) other licenses, authorizations, consents or permits of the FCC or any other Governmental Authority; (iv) material easements, rights of access, underground conduit agreements, crossing agreements or other interests in real property; (v) pole line or attachment agreements; (vi) agreements pursuant to which the AT&T Systems receive or provide advertising sales representation services; (vii) agreements pursuant to which a AT&T System has constructed or agreed to construct for Third Parties or any Affiliate of AT&T Illinois, an institutional network or otherwise provide to Third Parties or any Affiliate of AT&T Illinois, telecommunications services other than one-way video; (viii) agreements pursuant to which any bandwidth capacity on the AT&T Systems is leased or otherwise made available to any Third Party or any Affiliate of AT&T Illinois; (ix) construction and development agreements (other than installation agreements where services are provided in the ordinary course of business on an as-needed basis); or (x) Contracts relating to the operation of AT&T's Cable Business other than those described in any other clause of this Section which contemplate payments by or to AT&T Illinois in any 12-month period exceeding $25,000 individually or $150,000 in the aggregate or that have a remaining term of two years or more as of the Closing Date; provided that multiple dwelling unit agreements, including bulk billed agreements and commercial service agreements, are not required to be listed. Except as described on the Schedules to this Agreement, no Affiliate of AT&T Illinois is a party to any documents listed on such Schedules.

          (b) Complete and correct copies of the AT&T System Franchises and AT&T System Licenses have been delivered by AT&T Illinois to Insight or will be delivered by AT&T Illinois to Insight by September 15, 2000. Except as set forth on Schedule 1.12 (AT&T System Franchises), the AT&T System Franchises contain all of the commitments and obligations of AT&T Illinois to the applicable Governmental Authority granting such Franchises with respect to the construction, ownership and operation of the AT&T Systems. The AT&T System Franchises and AT&T System Licenses are currently in full force and effect and are valid and enforceable under all applicable Legal Requirements according to their terms. There is no legal action, governmental proceeding or, to AT&T Illinois' Knowledge, investigation, pending or to AT&T Illinois' Knowledge threatened, to terminate, suspend or modify any AT&T System Franchise or AT&T

System License and, except as set forth on Schedule 1.12 (AT&T System Franchises), AT&T Illinois is in material compliance with the terms and conditions of all the AT&T System Franchises and AT&T System Licenses and with other applicable requirements of all Governmental Authorities (including the FCC and the Register of Copyrights) relating to the AT&T System Franchises and AT&T System Licenses, including all requirements for notification, filing, reporting, posting and maintenance of logs and records. All areas served by the AT&T Systems are served pursuant to one of the AT&T System Franchises except as set forth on Schedule 1.12 (AT&T System Franchises).

          (c) Complete and correct copies of all AT&T System Contracts required to be listed on AT&T's Schedules (including all Contracts relating to Leased Property and Other Real Property Interests described on Schedule 1.8) have been provided to Insight or will be provided to Insight by September 15, 2000. Such documents constitute the entire agreement with the other party. Each such AT&T System Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of AT&T Illinois and AT&T Illinois is not and to AT&T Illinois' Knowledge, each other party thereto is not in breach or default of any material terms or conditions thereunder. AT&T Illinois has also provided Insight or will provide Insight by September 15, 2000, a complete and correct list of all bulk-billed accounts and commercial service accounts of the AT&T Systems as of the date of this Agreement.

     6.6  Real Property. As of the date of this Agreement, all AT&T Assets
          -------------
consisting of AT&T Owned Property, AT&T Leased Property and material AT&T Other Real Property Interests are described on Schedules 1.6 (AT&T Leased Property),
1.8 (AT&T Other Real Property Interests) and 1.9 (AT&T Owned Property). Except as otherwise disclosed on Schedule 1.9 (AT&T Owned Property), AT&T Illinois holds title to the AT&T Owned Property free and clear of all Liens except (a) Permitted Liens and (b) Liens described on Schedule 6.4, all of which Liens on
Schedule 6.4 will be terminated, released or, in the case of the rights of first refusal listed on Schedule 6.4, waived, as appropriate, at or prior to the Closing, and has the valid and enforceable right to use and possess such AT&T Owned Property, in each case subject only to the above-referenced Liens. Except as otherwise disclosed on Schedules 1.6 (AT&T Leased Property) and 1.8 (AT&T Other Real Property Interests); AT&T Illinois has valid and enforceable leasehold interests in all AT&T Leased Property and, with respect to AT&T Other Real Property Interests, has valid and enforceable rights to use all AT&T Other Real Property Interests, subject only to the above-referenced Liens. Except for ordinary wear and tear and routine repairs and except as disclosed on Schedules
1.6 (AT&T Leased Property) or 1.9 (AT&T Owned Property), all of the material improvements, leasehold improvements and the premises of the AT&T Owned Property and the premises demised under the leases and other documents evidencing the AT&T Leased Property are in good condition and repair and are suitable for the purposes used. Except as disclosed on Schedules 1.6 (AT&T Leased Property) or
1.9 (AT&T Owned Property), each parcel of AT&T Owned Property and each parcel of AT&T Leased Property and any improvements thereon and their current use (x) has access to and over public streets or private streets for which AT&T Illinois has a valid right of ingress and egress, (y) conforms in its current use and occupancy to all material zoning requirements without reliance upon a variance issued by a Governmental Authority or a classification of the parcel in question as a nonconforming use and (z) conforms in its current use to all restrictive covenants, if any, or other Liens affecting all or part of such parcel. Except where the failure of the representations made in this sentence to be true and correct would not have a material adverse effect on the AT&T Assets or AT&T's Cable Business and except as disclosed on Schedules 1.6 (AT&T Leased Property) or 1.9 (AT&T Owned Property), all buildings, towers, guy wires and anchors, headend equipment, earth-receiving dishes and related facilities used in the operations of the AT&T Systems are located entirely on AT&T Owned Property or AT&T Leased Property or other real property in which AT&T Illinois has an AT&T Other Real Property Interest and are maintained, placed and located in accordance with the provisions of all applicable Legal Requirements, deeds, leases, licenses, permits or other legally enforceable arrangements.

     6.7  Environmental.
          -------------

          (a) To AT&T Illinois' Knowledge, except as disclosed on Schedule 6.7, the AT&T Owned Property and AT&T Leased Property comply in all material respects with and has previously been operated in compliance in all material respects with all Environmental Laws. AT&T Illinois has not either directly or indirectly
(i) generated, stored, used, treated, handled, discharged, released or disposed of any Hazardous Substances at, on, under, in or about, to or from or in any other manner affecting, any AT&T Owned Property or AT&T Leased Property, (ii) transported any Hazardous Substances to or from any AT&T Owned Property or AT&T Leased Property or (iii) undertaken or caused to be undertaken any other activities relating to the AT&T Owned Property or AT&T Leased Property, which could reasonably give rise to any liability under any Environmental Law and, to AT&T Illinois' Knowledge, no other present or previous owner, tenant, occupant or user of any AT&T Owned Property or AT&T Leased Property or any other Person has committed or suffered any of the foregoing. To AT&T Illinois' Knowledge, no release of Hazardous Substances outside the AT&T Owned Property or AT&T Leased Property has entered or threatens to enter any AT&T Owned Property or AT&T Leased Property, nor is there any pending or threatened Litigation based on Environmental Laws which arises from any condition of the land adjacent to or immediately surrounding any AT&T Owned Property or AT&T Leased Property. No Litigation based on Environmental Laws which relates to any AT&T Owned Property or AT&T Leased Property or any operations or conditions on it (1) has been asserted or conducted in the past with respect to, or is currently pending against AT&T Illinois or, to AT&T Illinois' Knowledge, any other Person, or (2) to AT&T Illinois' Knowledge, is threatened or contemplated.

          (b)  To AT&T Illinois' Knowledge, except as disclosed on Schedule 6.7,
(i) no aboveground or underground storage tanks are currently or have been located on any AT&T Owned Property or AT&T Leased Property, (ii) no AT&T Owned Property or AT&T Leased Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (iii) no building or other structure on any AT&T Owned Property or AT&T Leased Property contains asbestos, asbestos-containing material or material presumed to be asbestos-containing material under any Environmental Law.

          (c) AT&T Illinois has provided Insight or will provide Insight by September 15, 2000, with complete and correct copies of (i) all studies, reports, surveys or other written materials in AT&T Illinois' possession relating to the presence or alleged presence of Hazardous Substances at, on, under or affecting the AT&T Owned Property or AT&T Leased Property, (ii) all notices (other than general notices made by general publication) or other materials in AT&T Illinois' possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the AT&T Owned Property or AT&T Leased Property or activities at the AT&T Owned Property or AT&T Leased Property and (iii) all materials in AT&T Illinois' possession relating to any Litigation or allegation by any private third party concerning any Environmental Law.

     6.8  Compliance with Legal Requirements.
          ----------------------------------

          (a) The ownership, leasing and use of the AT&T Assets as they are currently owned, leased and used and the conduct of AT&T's Cable Business and the operation of the AT&T Systems as they are currently conducted and operated do not violate or infringe in any material respect any Legal Requirements currently in effect (other than Legal Requirements described in Sections 6.7, 6.8(d) and 6.13, as to which the representations and warranties set forth in those subsections shall apply), including (i) the Communications Act, (ii)
Section 111 of the Copyright Act and (iii) all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the AT&T Assets, the AT&T Systems and AT&T's Cable Business. AT&T Illinois has received no written notice of any violation by AT&T Illinois or AT&T's Cable Business of any Legal Requirement applicable to the operation of AT&T's Cable Business as currently conducted, or the AT&T Systems as currently operated and to AT&T Illinois' Knowledge, there is no existing fact, circumstance or condition that could reasonably form the basis for a finding by any Governmental Authority of any such violation.

          (b)   A valid request for renewal has been duly and timely filed under
Section 626 of the Communications Act with the proper Governmental Authority with respect to all AT&T System Franchises that have expired prior to or will expire within 36 months after the date of this Agreement.

          (c) Except as set forth in Schedule 6.8, (i) no written notices or demands have been received from the FCC, from any television station, or from any other Person or Governmental Authority (1) challenging the right of the AT&T Systems to carry any television broadcast station or deliver the same or (2) claiming that any AT&T System has failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act; (ii) all necessary FAA approvals have been obtained with respect to the height and location of towers used in connection with the operation of the AT&T Systems and such towers are being operated in compliance in all material respects with applicable FCC and FAA rules; and (iii) AT&T Illinois has received no written notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and AT&T

Illinois has not agreed with any Governmental Authority to establish customer service standards that exceed the FCC standards promulgated pursuant to the 1992 Cable Act except as set forth in the AT&T System Franchises.

          (d) Notwithstanding the foregoing, to AT&T Illinois' Knowledge, each AT&T System is in compliance in all material respects with the provisions of the 1992 Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of AT&T's Cable Business. AT&T Illinois has used reasonable good faith efforts to establish rates charged to subscribers, effective since September 1, 1993, that are or were allowable under the 1992 Cable Act and any authoritative interpretation thereof now or then in effect, to the extent such rates are or were subject to regulation at such time by any Governmental Authority, including any local franchising authority and/or the FCC. Notwithstanding the foregoing, AT&T Illinois makes no representation or warranty that any of AT&T Illinois' rates that are not subject to rate regulation would be allowable if such rates were subject to regulation and makes no representation or warranty that the rates charged to subscribers would be allowable under any rules and regulations of the FCC or any authoritative interpretation thereof, promulgated after the Closing Date. AT&T Illinois has delivered to Insight or will deliver to Insight by September 15, 2000, complete and correct copies of all FCC Forms and other information reasonably requested by Insight relating to rate regulation generally or specific rates charged to subscribers with respect to the AT&T Systems. AT&T Illinois has not entered into and is not subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in the AT&T Systems which would limit or specify the rates that may be charged for cable television services provided by the AT&T Systems following Closing and is not currently negotiating or anticipating entering into or being subject to any new social contract with respect to the AT&T Systems. Except as set forth on
Schedule 6.8, AT&T Illinois has not made any Cost of Service Election with respect to any of the AT&T Systems. Except as otherwise described on Schedule
6.8 as of the date of this Agreement, (i) to the Knowledge of AT&T Illinois, there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that any cable television system included in the AT&T Systems can charge (whether for programming, equipment, installation, service or otherwise), (ii) except for the Social Contract released on August 3, 1995 (FCC 95-335) between Continental Cablevision (predecessor to MediaOne) and the FCC, and the Social Contract Amendment released on August 23, 1996 (FCC 96-358), as amended, revised, extended or supplemented from time to time (the "MediaOne Social Contract"), no cable television system included in the AT&T Systems is subject to any currently effective order issued by a Governmental Authority that reduced the rates that it may charge (whether for programming, equipment, installation, service, or otherwise), (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to any of the AT&T Systems, and (iv) there is no unresolved complaint pending with respect to the CPST tier of any AT&T System and no rate order with respect to the AT&T Systems is being appealed.

      6.9 Patents, Trademarks and Copyrights.  AT&T Illinois has deposited with
          ----------------------------------
the U.S. Copyright Office all statements of account and other documents and instruments, and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the

Copyright Act with respect to the business and operations of the AT&T Systems as are required to obtain, hold and maintain the compulsory license for cable television systems prescribed in Section 111 of the Copyright Act. To AT&T Illinois' Knowledge, there is no inquiry, claim, action or demand pending before the U.S. Copyright Office or from any other Person which questions the copyright filings or payments made by AT&T Illinois with respect to the AT&T Systems. AT&T Illinois has delivered to Insight or will deliver to Insight by September 15, 2000, complete and correct copies of all current reports and filings for the past three years, made or filed pursuant to copyright rules and regulations with respect to AT&T's Cable Business. AT&T Illinois does not possess any patent, patent right, trademark or copyright related to or material to the operation of the AT&T Systems and AT&T Illinois is not a party to any license or royalty agreement with respect to any such patent, patent right, trademark or copyright, except for licenses respecting program material and obligations under the Copyright Act applicable to cable television systems generally. The AT&T Systems and AT&T's Cable Business have been operated in such a manner so as not to violate or infringe upon the rights, or give rise to any rightful claim of any Person for copyright, trademark, service mark, patent or license infringement or the like.

     6.10 Financial Statements; Undisclosed Liabilities; Absence of Certain
          -----------------------------------------------------------------
Changes or Events. AT&T Illinois has delivered to Insight complete and correct
-----------------
copies of an unaudited balance sheet for each AT&T System as of March 31, 2000 and an unaudited statement of operations for the year ended December 31, 1999 for each System, including all notes and Schedules thereto, if any (all of such financial statements and notes being hereinafter referred to as "AT&T's Financial Statements"). AT&T's Financial Statements are in accordance with the books and records of AT&T Illinois, were prepared in accordance with GAAP, applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the AT&T Systems at the dates and for the periods indicated, subject, in the case of unaudited AT&T Financial Statements, only to standard year-end adjustments and the omission of footnotes. The unaudited balance sheets of the AT&T Systems as of March 31, 2000 are herein called the "AT&T Balance Sheets." At the date of the AT&T Balance Sheets, AT&T Illinois had no material liabilities with respect to the AT&T Systems required by GAAP to be reflected or reserved against therein that were not fully reflected or reserved against on the AT&T Balance Sheets, other than liabilities as set forth on Schedule 6.10. Except as set forth on Schedule 6.10, since the date of the AT&T Balance Sheets through the date of this Agreement: (x) AT&T Illinois has not incurred any obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of business, the performance of which will not, to AT&T Illinois' Knowledge, individually or in the aggregate, have a material adverse effect on the financial condition of AT&T Illinois or the results of operations of AT&T Illinois or AT&T's Cable Business; (y) there has been no material adverse change in the AT&T Assets comprising any AT&T System or in the business, condition, financial or otherwise, or liabilities of AT&T's Cable Business or any AT&T System and, to AT&T Illinois' Knowledge, no fact or condition exists or is contemplated or threatened which would result in such a change in the future; and (z) AT&T's Cable Business has been conducted only in the ordinary course of business consistent with past practice. For the purpose of this Agreement, the impact of general economic conditions (including changes in capital and financial markets), governmental legislation and regulations and other events which affect the cable industry as a whole in the State of Illinois or the United States, shall not be considered in determining whether there has been a material adverse change in the business, condition, financial or otherwise or liabilities of AT&T's Cable Business or any AT&T System or the AT&T Assets.

     6.11 Litigation.  Except as set forth in Schedule 6.11:  (a) there is no
          ----------
Litigation pending or, to AT&T Illinois' Knowledge, threatened, and, to AT&T Illinois' Knowledge, there is no investigation pending or threatened, by or before any Governmental Authority or private arbitration tribunal against AT&T Illinois which, if adversely determined, would materially adversely affect (i) the financial condition or operations of AT&T's Cable Business, AT&T Systems, the AT&T Assets or (ii) the ability of AT&T Illinois to perform its obligations under this Agreement, or which, if adversely determined, would result in the modification, revocation, termination, suspension or other limitation of any of the AT&T System Franchises, AT&T System Licenses, AT&T System Contracts or leases or other documents evidencing the AT&T Leased Property or the AT&T Other Real Property Interests; and (b) there is not in existence any Judgment requiring AT&T Illinois to take any action of any kind with respect to the AT&T Assets or the operation of the AT&T Systems, or to which AT&T Illinois (with respect to the AT&T Systems), the AT&T Systems or the AT&T Assets are subject or by which they are bound or affected.

     6.12 Tax Returns; Other Reports.  AT&T Illinois has duly and timely filed
          --------------------------
in correct form all federal, state, local and foreign Tax returns and other Tax reports required to be filed by AT&T Illinois, and has timely paid all Taxes which have become due and payable, whether or not so shown on any such return or report, the failure of which to be filed or paid could adversely affect or result in the imposition of a Lien upon the AT&T Assets or that could impose on Insight any transferee liability for any taxes, penalties or interest due or to become due from AT&T Illinois, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on Schedule 6.12, AT&T Illinois has received no notice of, nor does AT&T Illinois have any Knowledge of, any deficiency, assessment or audit, or proposed deficiency, assessment or audit from any taxing Governmental Authority which could affect or result in the imposition of a Lien upon the AT&T Assets.

     6.13 Employment Matters.
          ------------------

          (a) Schedule 6.13(a) contains a complete and correct list of the names and positions of all employees engaged by AT&T Illinois or its Affiliates principally in connection with the AT&T Systems as of the date set forth on
Schedule 6.13(a). Except to the extent that any noncompliance would not reasonably be expected to have a material adverse effect on the AT&T Systems, AT&T Illinois and its Affiliates have, with respect to the AT&T Systems, complied in all material respects with all applicable Legal Requirements relating to the employment of labor, including WARN, continuation coverage requirements with respect to group health plans and those relating to wages, hours, collective bargaining, unemployment insurance, worker's compensation, equal employment opportunity, age, sex, race and disability discrimination, occupational safety, immigration control and the payment and withholding of Taxes. Except as set forth in Schedule 6.13(a), to AT&T's Knowledge, there are no current or threatened investigations relating to the classification of independent contractors engaged by AT&T Illinois or its Affiliates principally in connection with the AT&T Systems.

          (b) For purposes of this Agreement, "AT&T Plans" means each employee benefit plan (as defined in Section 3(3) of ERISA) or any multi-employer plan (as defined in Section 3(37) of ERISA) with respect to which AT&T Illinois or any of its ERISA Affiliates has any liability or in which any employees or agents, or any former employees or agents, of AT&T Illinois or any of its ERISA Affiliates participate; provided, that in no event does "AT&T Plans" include any employee benefit plan applicable to the employees of the AT&T Systems prior to June 1, 1999, the date on which the employees of the AT&T Systems became employees of AT&T Corp. or its Affiliates. The AT&T Plans in which any employee of the AT&T Systems participates are set forth on Schedule 6.13. Except to the extent that any violation would not reasonably be expected to have a material adverse effect on the AT&T Systems, none of AT&T Illinois, any of its ERISA Affiliates, any AT&T Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA), or to the Knowledge of AT&T Illinois or any of its ERISA Affiliates, any AT&T Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA), is in violation of any provision of the Code or ERISA. No material "reportable event" (as defined in Sections 4043(c)(1), (2), (3), (5),
(6), (7), (10) and (13) of ERISA), non-exempt "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code), "accumulated funding deficiency" (as defined in Section 302 of ERISA), or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has occurred or
                                             -- ---
exists with respect to any AT&T Plan which reasonably could result in material liability to AT&T Illinois or any of its ERISA Affiliates. No material "accumulated funding deficiency" (as defined in Section 302 of ERISA) or "withdrawal liability" (as determined under Section 4201 et seq. of ERISA) has
                                                         -- ---
occurred or exists and is continuing with respect to any AT&T Plan other than a multiemployer plan (as defined in Section 3(37) of ERISA) or to the Knowledge of AT&T Illinois or any of its ERISA Affiliates, any AT&T Plan that is a multiemployer plan (as defined in Section 3(37) of ERISA). After the Closing, neither Insight nor any of its ERISA Affiliates will be required, under ERISA, the Code, any collective bargaining agreement, to establish, maintain or continue any AT&T Plan currently maintained by AT&T Illinois or any of its ERISA Affiliates.

          (c) Except as set forth on Schedule 6.13, (i) there are no collective bargaining agreements applicable to any Person employed by AT&T Illinois or its Affiliates principally in connection with the AT&T Systems; (ii) neither AT&T Illinois nor its Affiliates has any duty to and neither has agreed to bargain with any labor organization with respect to any such Person; (iii) there are not pending any unfair labor practice charges against AT&T Illinois or its Affiliates with respect to any such Person, any demand for recognition or any other effort of or request or demand from, a labor organization for representative status with respect to any Person employed by AT&T Illinois or its Affiliates in connection with the AT&T Systems now or, to the Knowledge of AT&T Illinois or its Affiliates, within the last one year; and (iv) there are not currently pending or threatened nor, to the Knowledge of AT&T Illinois and its Affiliates, have there been within the past one year any strikes, picketing, work slowdowns or other labor disputes involving or relating to any employees of the AT&T Systems. Except as described on Schedule 6.13, neither AT&T Illinois nor its Affiliates has any employment Contracts, either written or oral, except for oral contracts terminable at will without penalty, with any employee of the AT&T Systems and none of the employment Contracts listed on Schedule 6.13 requires AT&T Illinois or its Affiliates or will require Insight or its Affiliates to employ any Person after the Closing.

          (d) The following documents and records will be located at one of the AT&T System offices included in the AT&T Assets on the Closing Date: Forms 395A for calendar years 1995 through 1999, all correspondence to and from the FCC regarding such 395A reports, proof of EEO certification for calendar years 1993 through 1999, and OSHA 200 logs and loss runs for calendar years 1999 and 2000.

     6.14 Accounts Receivable.  AT&T Illinois' accounts receivable for its Cable
          -------------------
Business are actual and bona fide receivables representing obligations for the total dollar amount of such receivables, as shown on the books of AT&T Illinois, that resulted from the regular course of AT&T's Cable Business. Such receivables are subject to no offset or reduction of any nature, except for a reserve for uncollectible amounts consistent with the reserve established by AT&T Illinois in AT&T's Financial Statements and those credits or reductions to such accounts made in the ordinary course of business.

     6.15 Finders and Brokers.  AT&T Illinois has not employed any financial
          -------------------
advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Insight could be liable.

     6.16 Transactions With Affiliates.  Except to the extent set forth in
          ----------------------------
Schedule 6.16 or included in the AT&T Excluded Assets and except with respect to customary corporate overhead services provided by the corporate, division or regional offices of AT&T Corp. AT&T Illinois is not a party to any material business arrangement or business relationship with any of its Affiliates, and none of its Affiliates owns any property or right, tangible or intangible, that is used principally in the business or operations of the AT&T Systems.

SECTION 7 ADDITIONAL COVENANTS

      7.1 Access to Premises and Records.  Between the date of this Agreement
          ------------------------------
and the Closing Date each of AT&T Illinois and Insight will give to the other and its representatives full access during normal business hours to all the premises and books and records of its Cable Business and to all its Assets and Systems' personnel and will furnish to the other and its representatives all such documents, financial information and other information regarding its Cable Business and its Assets as the other from time to time reasonably may request, including the employment records described in Section 7.3; provided that no investigation by AT&T Illinois or Insight will affect or limit the scope of any of the representations, warranties, covenants and indemnities of the other party in this Agreement or in any Transaction Document or limit such party's liability for breach of any of the foregoing.

     7.2  Continuity and Maintenance of Operations; Certain Deliveries and
          ----------------------------------------------------------------
Notices.  Between the date of this Agreement and the Closing, AT&T Illinois with
-------
respect to AT&T's Cable Business, the AT&T Systems and the AT&T Assets and Insight with respect to Insight's Cable Business, the Insight Systems and the Insight Assets:

          (a) will conduct its Cable Business and operate its Systems only in the usual, regular and ordinary course and consistent with past practices, including continuing to make ordinary marketing, advertising and promotional expenditures, and, to the extent consistent with such conduct and operation, will use its commercially reasonable efforts to (i) preserve its current business intact in all material respects, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with its Systems, and (ii) keep available the services of its employees and agents providing services in connection with the Cable Business but will be under no obligation to incur cost to do so (other than employee salaries and similar costs);

          (b) will maintain its Assets in good repair, order and condition, ordinary wear and tear excepted; will maintain equipment and inventory for its Systems at not less than normal historical levels consistent with past practices; will maintain in full force and effect policies of insurance with respect to its Cable Business consistent with past practices; and will maintain its books, records and accounts with respect to its Assets and the operation of its Systems in the usual, regular and ordinary manner on a basis consistent with past practices;

          (c) except with respect to Excluded Assets, will not (i) modify, terminate, renew, suspend, abrogate or enter into any System Contract or other instrument that would be included in such party's Assets, other than in the ordinary course of business provided that the other party's consent, not to be unreasonably withheld or delayed, will be required to modify, terminate, renew, suspend, abrogate or enter into any retransmission consent or programming agreement, any System Franchise, any lease or document evidencing Leased Property or any other agreement that contemplates payments to or by the transferring party in any 12-month period exceeding $25,000 individually or $150,000 in the aggregate; (ii) take or omit to take any action that would result in the condition set forth in Section 8.1(a) with respect to AT&T Illinois or Section 8.2(a) with respect to Insight not being satisfied at any time prior to the Closing; (iii) engage in any marketing, subscriber installation, disconnection or collection practices other than in the ordinary course of business consistent with its past practices; (iv) make any Cost of Service Election; (v) enter into any agreement with or commitment to any competitive access providers with respect to any System; (vi) sell, transfer or assign any portion of its Assets other than sales in the ordinary course of business and assets sold or disposed of and replaced by other assets of comparable utility and value or permit the creation of a Lien, other than a Permitted Lien, on any Asset; (vii) engage in any hiring or employee compensation practices (including severance plans or policies) that are inconsistent with past practices except for changes in such practices implemented by such party and its Affiliates on a company-wide basis (and it being agreed that such party will give prompt notice to the other party of any such changes); or (viii) take any actions that would cause the transactions contemplated hereby to fail to qualify as like-kind exchanges under Section 1031 of the Code;

          (d) will promptly deliver to the other true and complete copies of all quarterly financial statements and all monthly and quarterly operating reports with respect to the operation of the Cable Business prepared in the ordinary course of business by or for such party at any time from the date of this Agreement until the Closing;

          (e) will give or cause to be given to the other and its counsel, accountants and other representatives, as soon as reasonably possible but in any event prior to the date of submission to the appropriate Governmental Authority, copies of all FCC Forms 1200, 1205, 1210, 1215, 1220, 1225, 1235 and 1240 or any
other FCC forms required to be filed with any Governmental Authority under the 1992 Cable Act with respect to rates and prepared with respect to any of its Systems, such forms to be reasonably satisfactory in form and substance to the other;

          (f)   will duly and timely file a valid notice of renewal under
Section 626 of the Cable Act with the appropriate Governmental Authority with respect to any System Franchise that will expire within 36 months after any date between the date of this Agreement and the Closing Date;

          (g) will promptly notify the other of any fact, circumstance, event or action by it or otherwise (i) which if known at the date of this Agreement would have been required to be disclosed by it in or pursuant to this Agreement or (ii) the existence, occurrence or taking of which would result in the condition set forth in Section 8.1(a) with respect to AT&T Illinois or Section 8.2(a) with respect to Insight not being satisfied at any time prior to the Closing, and, with respect to clause (ii), will use its commercially reasonable efforts to remedy the same, subject to Section 12.16; and

          (h) will consult the other prior to decreasing or increasing the rate charged for any level of Basic Services, Expanded Basic Services or Pay TV and prior to adding, deleting, retiering or repackaging any programming services; provided that the other's consent is not required for any such action.

     7.3  Employees.
          ---------

          (a) Each party may, but shall have no obligation to, employ or offer employment to all employees of the other party's Cable Business. Within fifteen
(15) days after the date of this Agreement, each party shall provide to the other a list of all employees of their respective Systems by work location as of a recent date, showing the original hire date, then-current positions and rates of compensation, rate type (hourly or salary) and scheduled hours per week, whether the employee is subject to an employment agreement, a collective bargaining agreement or represented by a labor organization and indicating which of such employees such party desires to retain as its employees (the "Retained Employees"). Within forty-five (45) days after receipt of such list, or such other date as the parties may agree, the party receiving such list will provide to the other in writing a list of employees that such party or its Affiliates may desire to employ following the Closing Time (subject only to the evaluations and return to active service conditions permitted by this Section 7.3), which list shall not include any Retained Employees. Each party agrees and shall cause such party's appropriate Affiliates, to cooperate in all reasonable respects with the other party to allow the other party or such other party's Affiliates to evaluate the employees of its Cable Business to make hiring decisions. In this regard, each party shall have the opportunity to make such appropriate prehire investigation of the employees of such other party's Cable Business, as it deems necessary, including the right to review personnel files, which shall include attendance and discipline records and performance evaluations, and the right to interview such employees during normal working hours so long as such interviews are conducted after notice to the other party and do not unreasonably interfere with the other party's operations and such investigations and interviews do not violate any law or contract. All employment offers shall include base compensation at least equal to the employee's rate of base compensation as of the Closing Time. Each party may, if it wishes, condition any offer of employment upon the employee's passing a pre-employment drug screening test, the completion of a satisfactory background check and, if the employee is on Approved Leave of Absence at the Closing Time (the "Employees on Leave Status"), upon the employees' return to active service (with or without reasonable accommodations requirements) within sixteen (16) weeks after the Closing Time or, if earlier, on the first Business Day following expiration of the employees' Approved Leave of Absence. For purposes of this Agreement, employees on "Approved Leave of Absence" means employees absent from work at the Closing Time and unable to perform their regular job duties by reason of illness or injury under approved plans or policies of the employer (other than employee's absence for less than ten (10) days due to short term illness or injury not requiring written approval by the employer) or otherwise absent from work under approved or unpaid leave policies of the employer. The party requesting such examination shall bear the expense of such examination but the other party shall, upon reasonable notice, cooperate in the scheduling of such examinations so long as the examinations do not unreasonably interfere with the other party's operations. Each of AT&T Illinois and Insight agrees that as of the Closing Time, the only employees of its Systems shall be the employees to be hired by the other party (the "Hired Employees") which employees will be listed on a schedule provided by each of AT&T and Insight, as applicable, on the day before the Closing Date. Such schedule also will include a list of Employees on Leave Status. The Hiring Party and its Affiliates shall not be deemed to employ any of the employees of the other party's Cable Business at any time except for (i) the Hired Employees, as of the Closing Time and (ii) such Employees on Leave Status as are hired by the Hiring Party or its Affiliates after the Closing Time, at the time such Employee on Leave Status begins employment with the Hiring Party in accordance with this Section 7.3(a). The Hiring Party and its Affiliates shall have no obligation to the other party or its Affiliates or to the employees of the other party's Cable Business, other than the Hired Employees as of the Closing Time and the Employees on Leave Status when, and to the extent that, such Employees on Leave Status become employed by the Hiring Party or its Affiliates after the Closing Time, it being acknowledged that the Hiring Party or its Affiliates will hire any Employee on Leave Status to whom it has made an offer of employment if such employee returns to active service (with or without reasonable accommodations requirements) within sixteen (16) weeks after the Closing Time or, if earlier, on the first Business Day following expiration of the employee's Approved Leave of Absence, provided that the employee returns to active service (with or without reasonable accommodation) by such date.

          (b) Each party or its Affiliates will pay to all employees of its Cable Business all compensation, including salaries, commissions, bonuses, deferred compensation, severance (if applicable), insurance, vacation (except for accrued vacation included in the adjustments calculated pursuant to Section 3.2(c) to be carried over pursuant to Section 7.3(f)), pension, profit sharing, disability payment, medical, sick pay and other compensation or benefits to which they are entitled for periods through and including the date of termination of the employee's employment with such party in accordance with the terms and conditions of any arrangement providing for such compensation or benefits, including, without limitation, all amounts, if any, payable on account of the termination of their employment. The transferor party shall promptly satisfy any legal obligation with respect to continuation of group health coverage for its employees required pursuant to Section 4980B of the Code or
Section 601, et seq., of ERISA.

          (c) If the transactions contemplated by this Agreement do not result in a permissible distribution event under Section 401(k) of the Code, and if the parties mutually agree to do so, the parties shall cooperate in arranging transfers between AT&T Corp.'s 401(k) plan and Insight's 401(k) plan with respect to the Hired Employees as of the effective date of such asset transfer. If there is no plan-to-plan transfer, and if no permissible distribution is allowed, in order to permit a transferor party or its appropriate Affiliate, to make distributions to any former employee of such party who becomes a Hired Employee of the other party of the balance of such employee's 401(k) account in the transferor party's or its Affiliate's tax qualified plan, if any, as soon as legally permitted, each transferee party shall notify the other party of the date of termination of such employee's employment with the transferee party for any reason.

          (d) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other employee benefit plans of either party or its Affiliates or arising under any Legal Requirement affecting System employees of such party or its Affiliates incurred through and including the Closing Time or resulting from or arising from events, obligations or occurrences occurring or commencing through and including the Closing Time will remain the responsibility of such party, whether or not such employees are hired by the other party after the Closing Time. Neither party will have or assume any obligation or liability under or in connection with any such plan maintained by the other party or its Affiliates. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (i) medical, dental and/or prescription drug benefits when the treatment is provided, except with respect to such benefits provided in connection with a continuous period of hospitalization, which shall be deemed to be incurred at the time of admission to the hospital, (ii) life, accidental death and dismemberment and business travel accident insurance benefits and workers' compensation benefits, upon the death, disability or accident giving rise to such benefits; and (iii) salary continuation or other short-term disability benefits, or long-term disability, upon commencement of the disability giving rise to such benefit. In regard to any Employee on Leave Status, such responsibility for benefit coverage of such employee, and liability for payment of benefits, shall remain that of the transferor party until such employee becomes a Hired Employee of the transferee party after the Closing Time pursuant to Section 7.3.(a) or is terminated by the transferor party or its Affiliate.

          (e) Each party or its appropriate Affiliate will remain solely responsible for, and will indemnify and hold harmless the other from and against all Losses arising from or with respect to, all salaries, commissions, bonuses, deferred compensation and all severance, insurance, pension, profit sharing, disability payment, vacation (except for accrued vacation included in the adjustments calculated pursuant to Section 3.2(c)), medical, sick, holiday, continuation coverage and other compensation or benefits to which the employees of its Cable Business may be entitled, whether or not such employees may be hired by the other party or any Affiliate of the other party, as a result of their employment by the transferor party or any Affiliate of transferor party, the termination of their employment with such party or its Affiliates, the consummation of the transactions contemplated hereby or pursuant to any applicable Legal Requirement or otherwise relating to their employment with such party or its Affiliates. Any liability under WARN with regard to any employee terminated on or prior to the Closing Time or not hired by the other party on or after the Closing Time, shall, as a matter of contract between the parties, be the responsibility of the party by which such employee was employed prior to the Closing Time. Each party and such party's Affiliates shall cooperate with the other party and such party's Affiliates, if requested, in the giving of WARN notices on behalf of the other party.

          (f) Notwithstanding anything to the contrary herein, transferee party or Affiliate of transferee party (a "Hiring Party") shall (i) upon receipt of a schedule showing the vacation balances and value of such balances of each Hired Employee, which schedule shall be delivered by transferor party within 10 days after the Closing Date, credit each Hired Employee the lesser of the amount of vacation accrued and unused by him or her as an employee of the transferor party through and including the Closing Time or the amount of accrued vacation permitted to be accrued by similarly situated employees of the Hiring Party in accordance with the Hiring Party's standard practices (to a maximum of four weeks) accrued and unused by him or her as an employee of the transferor party through and including the Closing Time; provided, however, that if any Hired Employee has accrued vacation time in excess of the amount credited by the Hiring Party, then the transferor party shall pay to such employee the amount of such excess and the Hiring Party shall not assume any liability or obligation in respect of such excess; (ii) give each Hired Employee credit for such employee's past service with the other party or its Affiliates as of the Closing Time (including past service with any prior owner or operator of such party to the extent such Hired Employee previously received credit for such service) for purposes of eligibility to participate in the Hiring Party's employee benefit plans that are generally applicable to other similarly situated employees and their dependents of the Hiring Party; (iii) give each Hired Employee credit for his or her past service with the other party or its Affiliates at the Closing Time (including past service with any prior owner or operator of such party to the extent such Hired Employee previously received credit for such service) for purposes of participation and vesting under the Hiring Party's 401(k) plan, stock plans and pension plan, if any, that are generally applicable to other similarly situated employees of the Hiring Party; (iv) give each Hired Employee credit for such employee's past service with the other party or its Affiliates as of the Closing Time (including past service with any prior owner or operator of such party to the extent such Hired Employee previously received credit for such service) for any waiting periods under the Hiring Party's employee benefit plans, including any group health and disability plans, that are generally applicable to other similarly situated employees of the Hiring Party, and not subject any Hired Employees to any limitations on benefits for any preexisting conditions provided that the treatment is covered under the Hiring Party's group health plans; (v) credit each Hired Employee under any group health plans for any deductible and out of pocket expenses previously met by a Hired Employee under the other party's or its Affiliates' group health plans for the plan year in which the transfer of employment occurs; and (vi) provide the Hired Employees as of the Closing Time with employee benefits and compensation no less favorable in the aggregate than those employee benefits and compensation that are generally applicable to other similarly situated employees of the Hiring Party. Notwithstanding anything set forth in Section 7.3(f), the Hiring Party shall have no obligation to employees of the other party's Cable Business who are Employees on Leave Status until they become employees of the Hiring Party pursuant to Section 7.3(a) hereof.

          (g) If the Hiring Party discharges without cause within 120 days after the Closing any Hired Employee, then (1) the Hiring Party shall pay cash severance benefits to such Hired Employee in accordance with the other party's severance benefit plan based on the terms of such plan as in effect as of the Closing Time and delivered to the Hiring Party at or prior to the Closing Time and (2) the Hiring Party shall give such Hired Employee any non-cash severance benefits available to similarly situated employees of the Hiring Party, and shall in each case count the period of such Hired Employee's employment with the transferor party or its Affiliates and with the transferee party or its Affiliates for purposes of calculating severance benefits due to the Hired Employee pursuant to this sentence. Following such 120 day period, such Hired Employee shall be covered under the transferee party's severance benefit plan counting the period of employment with transferor party or its Affiliates and transferee party or its Affiliates for purposes of calculating benefits under such plan. For purposes of this Section 7.3(g), "cause" shall have the meaning set forth in the Hiring Party's employment policies, procedures or agreements applicable to Hiring Party's employees who are similarly situated to the discharged Hired Employee. Any employee that is hired by the Partnership will not be deemed to have been discharged by Insight by virtue of such hiring but the obligations of Insight as Hiring Party shall also apply to the Partnership.

          (h) If a transferor party has, or acquires, a duty to bargain with any labor organization with respect to employees of its Cable Business, then such transferor party will (i) give prompt written notice of such development to the Hiring Party, including notice of the date and place of any negotiating sessions as they are planned or contemplated and permit the Hiring Party to have a representative present at all negotiating sessions with such labor organization and at all meetings preparatory thereto (including making the Hiring Party's representative a representative of the other party's delegation if required by the labor organization) and (ii) not, without the Hiring Party's written consent, enter into any Contract with such labor organization that purports to bind the Hiring Party, including any successor clause or other clause that would have this purpose or effect except in the case of AT&T Illinois, pursuant to a Contract required to be entered into under the NCE Agreement. Each party (as a transferor party) acknowledges and agrees that the other party has not agreed to be bound, and will not be bound, without an explicit assumption of such liability or responsibility by the Hiring Party, by any provision of any collective bargaining agreement or similar Contract with any labor organization to which the other party is or may become bound except in the case of AT&T Illinois, to the extent that such a Contract entered into pursuant to the NCE Agreement so requires. Except as may be required on the part AT&T Illinois or its Affiliates under the Neutrality and Consent Agreement dated July 1, 1999 by and among CWA, IBEW and certain business operating units and divisions of AT&T Corp. (the "NCE Agreement"), no party shall take any action or engage in any inaction which might obligate or require it or another party to the Agreement or its Affiliates to recognize or bargain with any labor organization on behalf of its System employees. Further, except as may be required on the part of AT&T Illinois or its Affiliates under the NCE Agreement, each party shall cooperate fully with the other parties in resisting union organization of System Employee. For purposes of this Agreement and determining what is required under the NCE Agreement, Insight and the Partnership acknowledge that AT&T Illinois in its sole discretion may elect to treat all of the AT&T Systems as covered by the NCE Agreement.

          (i) Nothing in this Section 7.3 or elsewhere in this Agreement shall be deemed to make any employee of the parties or their respective Affiliates a third party beneficiary of this Agreement.

      7.4 Leased Vehicles; Other Capital Leases.  Each of AT&T Illinois and
          -------------------------------------
Insight will pay the remaining balances on any leases for vehicles included in its Tangible Personal Property and will deliver valid and good title to such vehicles free and clear of all Liens (other than Permitted Liens) to the other party at the Closing.

      7.5 Required Consents; Franchise Renewal.
          -------------------------------------

          (a) Each party will use its commercially reasonable efforts to obtain in writing as promptly as possible and at its expense, all of its Required Consents in form and substance reasonably satisfactory to the other party, and will deliver to the other party copies of such Required Consents promptly after they are obtained by such party; provided however that each party will afford the other party the opportunity to review, approve and revise the form of Required Consent prior to delivery to the party whose consent is sought. Each party will cooperate with the other party in its efforts to obtain its Required Consents, but neither party will be required to accept or agree or accede to any condition to transfer of any Asset, or any modifications or amendments to any of the System Franchises, System Licenses, System Contracts or leases or documents evidencing Leased Property or Other Real Property Interests of its Cable Business that, in either case, would make, or are reasonably likely to make, the underlying instrument materially more onerous in any respect or that would materially reduce, or are reasonably likely to materially reduce, the benefits available under the instrument in respect of which the consent relates. As soon as practicable after the date of this Agreement, but in any event no later than 20 days after the date of this Agreement, the parties will cooperate with each other to complete, execute and deliver, or cause to be completed, executed and delivered to the appropriate Governmental Authority, a request for such Governmental Authority's consent to transfer each System Franchise as to which such consent is required.

          (b) Each party will use commercially reasonable efforts to obtain and will cooperate with the other to obtain renewals or extensions of any System Franchise for which a valid notice of renewal pursuant to the formal renewal procedures established by Section 626 of the Cable Act has not been timely delivered to the appropriate Governmental Authority for a period expiring no earlier than three years after the date of this Agreement.

          (c) Each of AT&T Illinois and Insight will use commercially reasonable efforts to obtain and cooperate with the other to obtain renewals or extensions for a period expiring no earlier than two years after the date of this Agreement of any System Franchise which is expired or has a term of less than one year remaining as of the date of this Agreement. In addition, Insight will use commercially reasonable efforts to obtain an extension of the lease for the Claremont Insight System headend for a period expiring no earlier than May 31, 2001.

          (d) Each party will cooperate with the other in such other party's efforts to obtain renewals or extensions of any System Franchises pursuant to
Section 7.5(b) or (c), but neither party will be required to accept or agree or accede to any renewal or extended System Franchise that contains terms that would make, or are reasonably likely to make, the System Franchise that is being renewed or extended materially more onerous in any respect or that would materially reduce, or are reasonably likely to materially reduce, the benefits available under the System Franchise that is being renewed or extended. Insight shall make such decision with respect to the AT&T System Franchises and AT&T Illinois shall make such decision with respect to the Insight Systems Franchises.

          (e) Notwithstanding Section 7.5(a), no party will have any further obligation to obtain Required Consents: (i) with respect to license agreements relating to pole attachments where the licensing party will not, after the assigning party's exercise of commercially reasonable efforts, consent to an assignment of such license agreement but requires that the proposed assignee enter into a new agreement with such licensing authority, in which case the proposed assignee shall use its commercially reasonable efforts to enter into such agreement prior to the Closing or as soon as practicable thereafter and the party to the license agreement will cooperate with and assist the other party in obtaining such agreements; provided however that the proposed assignee's commercially reasonable efforts shall not require it to take any action of the type that such party is not required to take pursuant to this Section 7.5; and
(ii) for any business radio license which such party reasonably expects can be obtained within 120 days after the Closing and so long as a temporary authorization is available to the other party under FCC rules with respect thereto.

      7.6 Title Commitments and Surveys.  With respect to the real property that
          -----------------------------
it is acquiring, within 45 days after the date of this Agreement, each party may obtain, at its own expense, (a) current commitments to issue title insurance policies ("Title Commitments"), committing to insure fee simple title in such party to each parcel of the Owned Property and easements that provide access to such Owned Property included in the Assets to be acquired by such party, subject only to Permitted Liens, and (b) surveys of each parcel of Owned Property in such form as is necessary to obtain the title insurance to be issued pursuant to the Title Commitments (the

"Surveys"). For purposes of this Agreement "Title Policy" or "Title Policies" shall mean the policies of title insurance issued by an agent writing for Old Republic Insurance Company, Chicago Title Insurance Company or another nationally recognized title insurance company (the "Title Company") for each parcel of real property chosen by the acquirer to be insured pursuant to this
Section 7.6. If Insight or AT&T Illinois notifies the other within 90 days after the date of this Agreement of any Lien (other than a Permitted Lien) or other matter affecting title to Owned Property of the other which prevents access to or which could prevent or impede in any way the use or operation of any parcel of Owned Property for the purposes for which it is currently used or operated by the other (each a "Title Defect"), the other will exercise commercially reasonable efforts to (i) remove such Title Defect at or prior to Closing, or
(ii) with the consent of the objecting party, cause the Title Company to commit to insure over each such Title Defect prior to the Closing. If such Title Defect cannot be removed at or prior to Closing or the Title Company does not commit to insure over such Title Defect prior to Closing and if the objecting party elects to waive such Title Defect and proceed towards consummation of the transaction in accordance with this Agreement in its reasonable discretion, the objecting party and the party that owns such property shall enter into a written agreement at Closing containing the commitment of the party that owns such property to use commercially reasonable efforts to remedy the Title Defect following Closing on terms satisfactory to the objecting party, in its reasonable discretion.

      7.7 HSR Notification.  As soon as practicable but in any event no later
          ----------------
than 60 days after the date of this Agreement, Insight and AT&T Illinois will each complete and file, or cause to be completed and filed by such party's ultimate parent, any notification and report required to be filed under the HSR Act and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use their commercially reasonable efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective commercially reasonable efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding the foregoing, no party shall be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates, if a party determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of such party or any of its Affiliates having significant assets, net worth or revenue. Each of the parties will coordinate with the other party with respect to its filings and will cooperate to prevent inconsistencies between their respective filings and will furnish to each other such necessary information and reasonable assistance as the other may reasonably request in connection with its preparation of necessary filings or submissions under the HSR Act. Notwithstanding anything to the contrary in this Agreement if either party determines in its reasonable business judgment that a request for additional data and information in connection with the HSR Act is unduly burdensome, either party may terminate this Agreement by notifying the other party within 30 days following the unduly burdensome request.

      7.8  Transfer Taxes.  All sales, use or excise Taxes arising from or
           --------------
payable by reason of the transfer of any of the AT&T Assets and the Insight Assets will be shared equally by AT&T Illinois and Insight. All transfer and similar Taxes or assessments, including transfer and recording fees and similar assessments for or under System Franchises, System Licenses and System Contracts, arising from or payable by reason of the conveyance of the AT&T Assets and the Insight Assets will be paid by AT&T Illinois with respect to the AT&T Assets and by Insight with respect to the Insight Assets.

      7.9  Distant Broadcast Signals.  Unless otherwise restricted or prohibited
           -------------------------
by any Governmental Authority or applicable Legal Requirement, if requested 45 days or more prior to the anticipated Closing Date by the party to which a System will be transferred under this Agreement, the transferor of such System will delete prior to the Closing Date any distant broadcast signals which the transferee determines will result in unacceptable liability on the part of the transferee for copyright payments with respect to continued carriage of such signals after the Closing.

      7.10 Programming.  Not later than 20 Business Days prior to the Closing,
           -----------
Insight will deliver a letter in a form reasonably requested by AT&T Illinois to all programmers from which Insight purchases programming and will execute and deliver to AT&T Illinois such other documents as may be reasonably requested by AT&T Illinois to comply with the requirements of its programming Contracts and channel line-up requirements with respect to acquisitions and divestitures of cable television systems. AT&T Illinois will execute and deliver such documents as may be reasonably requested by Insight or the Partnership to comply with the requirements of its programming Contracts and channel line-up requirements with respect to acquisitions and divestitures of cable television systems. Neither party will be required to make any payments to the other's programmers in the fulfillment of its obligations under this Section 7.10.

      7.11 Use of Names and Logos.  For a period of 90 days after the Closing,
           ----------------------
each of Insight and AT&T Illinois will be entitled to use the trademarks, trade names, service marks, service names, logos and similar proprietary rights of the other to the extent incorporated in or on the Assets transferred to it at the Closing, provided that each will exercise reasonable efforts to remove all such names, marks, logos and similar proprietary rights of the other from the Assets by such earlier date as reasonably practicable following the Closing. Notwithstanding the foregoing, the transferee party will not be required to remove or discontinue using any such name or mark that is affixed to converters or other items in or to be used in customer homes or properties, or as are used in similar fashion making such removal or discontinuation impracticable for the transferee party.

      7.12 Transitional Billing Services.  Subject to Section 7.26, Insight and
           -----------------------------
AT&T Illinois will each provide to the other access to and the right to use its billing system computers, software and related fixed assets in connection with the Systems acquired by the other party for a period of up to 180 days following the Closing to allow for conversion of existing billing arrangements ("Transitional Billing Services"). All Transitional Billing Services that are requested by a party will be provided on terms and conditions reasonably satisfactory to each party; provided however that the amount to be paid by the party receiving Transitional Billing Services will not exceed the cost to the other party of providing such Transitional Billing Services. Each party will notify the other party at least 45 days prior to the Closing of the cost to such party of providing such Transitional Billing Services.

      7.13 Confidentiality and Publicity.
           -----------------------------

           (a) Each party will use commercially reasonable efforts to assure that any non-public information that such party may obtain from the other in connection with this Agreement with respect to the other's Cable Business and Systems (it being understood and agreed that all proprietary information of the transferring party that is included among the Assets of such transferring party shall become the proprietary information of the transferee party at Closing) will be kept confidential and, such party will not disclose, and will cause its employees, consultants, advisors and agents not to disclose, any such information to any other Person (other than its directors, officers and employees and representatives of its advisers and lenders whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby) or use, and will cause its employees, consultants, advisors and agents not to use, such information to the detriment of the other; provided that (i) such party may use and disclose any such information once it has been publicly disclosed (other than by such party in breach of its obligations under this Section) or which rightfully has come into the possession of such party (other than from the other party) and (ii) to the extent that such party may, in the reasonable opinion of its counsel, be compelled by Legal Requirements to disclose any of such information, such party may disclose such information if it will have used all reasonable efforts, and will have afforded the other the opportunity, to obtain an appropriate protective order or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The obligation of either party to hold information in confidence pursuant to this Section will be satisfied if such party exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information. In the event of termination of this Agreement, each party will use all reasonable efforts to cause to be delivered to the other, and retain no copies of, any documents, work papers and other materials obtained by such party or on its behalf from the other, whether so obtained before or after the execution hereof.

           (b) Neither Insight or AT&T Illinois will issue any press release or make any other public announcement or any oral or written statement to its or the other party's employees concerning this Agreement and the transactions contemplated hereby, except as required by applicable Legal Requirements, without the prior written consent and approval of the other, which consent and approval may not be unreasonably withheld.

      7.14 Bulk Transfers.  Insight and AT&T Illinois each waives compliance by
           --------------
the other with Legal Requirements relating to bulk transfers applicable to the transactions contemplated hereby.

      7.15 Allocation of Value to Exchanged Assets.  Following Closing, the
           ---------------------------------------
parties agree to jointly hire an appraiser (the "Appraiser") to prepare, not later than 60 days after the Closing, a written report regarding the value to be allocated to the tangible personal property included in the Assets pursuant to Internal Revenue Service regulations relating to like-kind exchanges of assets under Section 1031 of the Code. The fees of the Appraiser will be split equally between AT&T Illinois and Insight. The parties agree that for purposes of Sections 1031 and 1060 of the Code and the regulations thereunder, each will report the transactions contemplated by this Agreement in accordance with the values determined by the Appraiser. Liabilities assumed or taken subject to by each party are being exchanged each for the other to the maximum extent permitted under Section 1031 of the Code and regulations thereunder. Each party promptly will give the other notice of any disallowance or challenge of asset values by the Internal Revenue Service or any state or local tax authority.

      7.16 Lien Searches.  Within 20 Business Days prior to the anticipated
           -------------
Closing Date, each party will obtain at its expense and deliver to the other party, the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each state and county clerks in each county where there exists any of its Owned Property or Tangible Personal Property, and in the state and county where such party's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company.

      7.17 Further Assurances.  At, and after the Closing, each of Insight and
           ------------------
AT&T Illinois at the request of the other, will promptly execute and deliver, or cause to be executed and delivered, to the other all such documents and instruments, in addition to those otherwise required by this Agreement, in form and substance reasonably satisfactory to the other as the other may reasonably request in order to carry out or evidence the terms of this Agreement or to collect on behalf of the transferee party any accounts receivable or other claims included in the Insight Assets or AT&T Assets. Without limiting the generality of the foregoing, Insight and AT&T Illinois will take, or cause to be taken, all actions consistent with the terms of this Agreement, including execution and delivery of any documents or instruments, as the other may reasonably request to effect the qualification of the transactions contemplated hereby as a like-kind exchange under Section 1031 of the Code.

      7.18 Consents.  If and to the extent Insight or AT&T Illinois shall have
           --------
waived satisfaction of the condition to Closing set forth in Section 8.1(e) or
Section 8.2(e), respectively, subsequent to the Closing, each of AT&T Illinois with respect to the AT&T Systems and the AT&T Assets and Insight with respect to the Insight Systems and the Insight Assets will continue to use commercially reasonable efforts to obtain in writing as promptly as possible any Required Consent which was not obtained on or before the Closing (other than consents which such party has no further obligation to obtain pursuant to Section 7.5(e)) and will deliver copies of the same, reasonably satisfactory in form and substance, to the other. The obligations set forth in this Section will survive the Closing for a period of thirty (30) days and will not be merged in the consummation of the transactions contemplated hereby. After the expiration of the survival period set forth in this Section 7.18, the transferor party will no longer be obligated to obtain any of its Required Consents which were not obtained on or before the Closing and will be released from all liability for any failure to obtain such consents with respect to which it used commercially reasonable efforts to obtain. To the extent that the transferee party continues to try to obtain any Required Consents that were not obtained by the end of such survival period each of AT&T Illinois and Insight will cooperate with the other party and provide information to the other party to the extent reasonably necessary for the other party to continue to try to obtain any Required Consents pursuant to this
Section 7.18.

      7.19 Cooperation as to Rates and Fees.
           --------------------------------

          (a) Each party shall diligently pursue any current rate proceedings with respect to its Systems and shall make available to the other party upon request copies of any documents, correspondence or notices sent by or received by such party in connection with the current rate proceedings or any rate regulatory matter with respect to its Systems instituted after the date of this Agreement.

          (b) Prior to Closing, without the prior consent of the other party, neither party shall settle any rate proceeding with respect to its Systems if such settlement would (i) impose upon the other party any liability, or (ii) adversely affect the rates to be charged by the other party during the post-Closing time period unless such party compensates the other party therefor in the manner agreed by the parties, or if the parties do not agree, as determined by an independent auditor in accordance with the procedures established in
Section 3.3(b). Notwithstanding the foregoing, Insight agrees that AT&T Illinois may complete the AT&T Late Fee Settlement.

          (c) After Closing, notwithstanding the terms of Section 11.4 hereof, the transferee of a System shall have the right at its own expense to assume control of the defense of any rate proceeding with respect to such System that remains pending as of Closing or that arises after Closing but relates to the pre-Closing operation of a System; provided, that AT&T Illinois may complete the pending AT&T Late Fee Settlement and the defense of such litigation as it relates to the AT&T Systems shall not be turned over to Insight. The transferee of a System shall notify the other party regarding the commencement of any such rate proceeding relating to the pre-Closing operation of such System. In any such rate proceeding involving a System, the transferor of such System shall cooperate in such proceeding and promptly deliver to the other party all information in its possession that is reasonably requested by the other party as necessary or helpful in such proceeding.

          (i) If the transferee of a System elects to assume control of the defense of any such rate proceeding, then (1) the other party shall have the right to participate, at its expense, in the defense in such rate proceeding, and (2) the transferee shall have the right to settle any rate proceeding relating to the pre-Closing operation of a System unless under such settlement the other party would be required to bear liability with respect to the pre-Closing time period, in which event such settlement shall require the other party's prior written consent, which consent shall not be unreasonably withheld.

          (ii) If the transferee of a System does not elect to assume control of the defense of any such rate proceeding, then (1) the transferee shall have the right to participate, at its expense, in the defense in such rate proceeding, and (2) without the prior consent of the transferee, the other party shall not settle such rate proceeding if such settlement would require the transferee to bear any liability or would adversely affect the rates to be charged by the transferee unless the other party compensates the transferee therefor in the manner agreed by the parties, or if the parties do not so agree, as determined by an independent auditor in accordance with the procedures established in
Section 3.3(b). In any such rate proceeding involving a System, the transferee party shall cooperate with the transferor party in such proceeding and promptly deliver to the transferor party all information reasonably requested by the transferor party as necessary or helpful in such proceeding.

     (d) If AT&T Illinois or the AT&T Systems are required following Closing pursuant to any Legal Requirement, settlement or otherwise, including, without limitation, the MediaOne Social Contract or the AT&T Late Fee Settlement, to reimburse or provide in-kind or another form of consideration to any subscribers of the AT&T Systems in respect of any subscriber payments previously made by them, including fees for cable television service, late fees and similar payments, Insight agrees that it will make such reimbursement or provide such in -kind or other form of consideration through Insight's billing system on terms specified by AT&T Illinois and AT&T Illinois will reimburse Insight for all such payments and other consideration made by Insight following Closing and for Insight's reasonable out-of-pocket expenses incurred in connection therewith. Without limiting the foregoing, Insight will provide AT&T Illinois with all information in Insight's possession that is reasonably required by AT&T Illinois in connection with such reimbursement. In addition, Insight, and following the contribution of the AT&T Systems to the Partnership, the Partnership, agrees that it or its subsidiary that owns such Systems will comply with paragraph 16 of the AT&T Late Fee Settlement on its current terms with respect to those AT&T Systems covered by such settlement and will hereafter execute from time to time such documentation as may be reasonably requested by AT&T to further evidence such agreement (it being understood that this shall be Insight's and the Partnership's and its subsidiaries' sole obligation with respect to the AT&T Late Fee Settlement).

     (e) If Insight or the Insight System is required following Closing pursuant to any Legal Requirement, settlement or otherwise to reimburse or provide in-kind or another form of consideration to any subscribers of the Insight Systems in respect of any subscriber payments previously made by them, including fees for cable television service, late fees and similar payments, AT&T Illinois agrees that it will make such reimbursement or provide such in-kind or other form of consideration through AT&T Illinois' billing system on terms specified by Insight and Insight will reimburse AT&T Illinois for all such payments and other consideration made by AT&T Illinois following Closing and for AT&T Illinois' reasonable out-of-pocket expenses incurred in connection therewith. Without limiting the foregoing, AT&T Illinois will provide Insight with all information in AT&T Illinois' possession that is reasonably required by Insight in connection with such reimbursement.

     7.20  Satisfaction of Conditions.  Each party will use its commercially
           --------------------------
reasonable efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 8, with "commercially reasonable efforts" being determined with respect to any particular matter as set forth elsewhere in this Agreement. Without limiting the foregoing, each party agrees to cooperate with the other in its efforts to obtain any required retransmission consents prior to Closing.

     7.21  Offers.  Neither party will offer its Assets or Cable Business for
           ------
sale, entertain offers for such Assets or Cable Business or otherwise negotiate for the sale of such Assets or Cable Business or make information about such Assets or Cable Business available to any third party in connection with the possible sale of such Assets or Cable Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

      7.22 Environmental Reports.  Each party may obtain at its expense, such
           ---------------------
environmental assessments and reports with respect to the real property that it is acquiring as it may determine. Without limiting the generality of the foregoing, if requested by either party, the other party shall give such requesting party and all environmental engineers and consultants acting on its behalf such access during normal business hours to the sites and facilities relating to the other party's Systems as is reasonably required to permit such engineers and consultants to conduct the physical on-site inspections and prepare the environmental surveys and assessments with respect to such sites and facilities as the requesting party shall reasonably request. If the results of a party's environmental investigation reveal a matter that would be a breach of the other party's representations given with respect to environmental matters, without taking into account the Knowledge limitations in such representations, such party shall have the right to terminate this Agreement, by written notice given to the other party not later than 120 days after the date of this Agreement unless the other party agrees to, and by Closing does, make satisfactory arrangements, as reasonably determined by the party that commissioned the investigation, to either fix the problem or indemnify the party that commissioned the environmental investigation

     7.23  Cooperation on SEC Matters. Each transferor party agrees to
           ----------------------------
cooperate, and cause its Affiliates and independent accountants to cooperate in all commercially reasonable respects with the transferee party and its counsel and accountants in connection with any filing required to be made in connection with this Agreement by the transferee party or its Affiliates with the SEC or any securities exchange or pursuant to applicable Legal Requirements, including the Securities Act and the Exchange Act and requirements of securities exchanges (including any filing required in connection with any public financing proposed to be obtained by the transferee party). The transferor party shall provide to the transferee party such financial statements, schedules and other information relating to the transferor party's Cable Business and Systems as the transferee party may reasonably request for inclusion in any such filing, in appropriate form as provided in applicable federal or state securities laws. The transferee party or its Affiliates shall promptly reimburse the transferor party or its Affiliates or, upon request, advance to the transferor party or its Affiliates, all out-of-pocket costs, expenses and fees incurred by the transferor party or its Affiliates or its independent accountants or attorneys in connection with the preparation or provision of such financial statements, schedules and other information to the transferee party and the transferee party or its Affiliates shall likewise bear any out-of-pocket costs, expenses and fees incurred by the transferee party or its Affiliates in connection with the preparation by the transferee and inclusion by the transferee party or its Affiliates of such information in any such filing. The transferor party hereby consents to the inclusion by the transferee party or its Affiliates of such financial statements, schedules and other information of the transferor party's Cable Business and Systems, if requested to be so included by the transferee party, in any report required to be filed with the SEC or any securities exchange or pursuant to applicable Legal Requirements, including the Securities Act and the Exchange Act and requirements of securities exchanges. The transferor party agrees to use, and will cause its Affiliates to use, commercially reasonable efforts to obtain the consent of the independent public accountants of the transferor party or its Affiliates to the inclusion of such financial statements in any report to be filed by the transferee party. The transferee party shall indemnify and hold harmless the transferor party and its Affiliates from any Losses resulting from the inclusion of any such financial statements, schedules and other information in any such filing, except the transferee party shall not have any indemnification liability to the transferor party or its Affiliates to the extent such Losses arise out of any information included by the transferee party or its Affiliates in reliance upon and in conformity with written information furnished to the transferee party or its Affiliates by the transferor party or its Affiliates for use in connection with such filings.

      7.24 Rebuild of AT&T Systems. Following the Closing, Insight, and after
           -----------------------
the contribution to the Partnership, the Partnership, agrees to use commercially reasonable efforts to upgrade the AT&T Systems in accordance with the requirements of the MediaOne Social Contract (which will be specified by AT&T to Insight by September 15, 2000 but in no event will require an upgrade to greater than 750 MHZ) as soon as reasonably practicable. Subject to the following sentence and subject to the last sentence of Section 3.3(f) of the Contribution Agreement, Insight, and after the contribution to the Partnership, the Partnership, will be responsible for the capital expenditures and other expenses required to complete the upgrade. Notwithstanding the foregoing, AT&T Illinois shall be responsible for all subscriber refunds, interest, penalties and all other costs and expenses and other Losses resulting from the AT&T Systems' compliance or non-compliance with the terms of the MediaOne Social Contract, whether such compliance or non-compliance occurs before or after the Closing, including obtaining or not obtaining an extension of time under the MediaOne Social Contract to complete the AT&T Systems upgrade, and AT&T Illinois shall indemnify and hold Insight, the Partnership and its subsidiaries harmless from all of the foregoing. If requested by AT&T Illinois, Insight, and after the contribution to the Partnership, the Partnership, each agrees that it will render any refunds or other payments (including in-kind payments) to the subscribers of the AT&T Systems through Insight's or the Partnership's billing system as applicable, and AT&T Illinois shall reimburse Insight and the Partnership, as applicable, for all such payments (including in-kind payments) and for Insight's and the Partnership's, as applicable, reasonable out-of-pocket expenses incurred in connection therewith. Insight, the Partnership and its subsidiaries are not required to assume or agree to any obligations or burdens on the AT&T Systems in connection with the satisfaction of any obligations arising from the MediaOne Social Contract as currently in effect or as subsequently modified.

     7.25  Cooperation on Pending Litigation. With respect to any defense or
           ---------------------------------
prosecution of any Litigation with respect to the Systems that relates to the period prior to the Closing Time and for which the transferor party and its Affiliates are responsible pursuant to this agreement, the transferee party will cooperate with and assist the transferor party and its Affiliates, upon reasonable request, by making witnesses reasonably available and providing all information in its possession (including reasonable access to employees with information regarding such proceedings and access to books and records that may relate to the proceedings) that the transferor party and its Affiliates may reasonably require in connection with such Litigation or in response to any complaint, claim, inquiry, order or requirements of any Governmental Authority or other Third Party so long as such cooperation and assistance does not unreasonably interfere with the transferee party's business, as determined by the transferee party in good faith. The transferor party will promptly reimburse the transferee party for all reasonable direct out-of-pocket expenses incurred by the transferee party or its Affiliates in connection with such cooperation; provided that the provisions of this Section 7.25 shall not in any way be interpreted to limit the transferee party's indemnification rights in accordance with Section 11 of the Agreement or be subject to the limitations on indemnification set forth in Sections 11.5 and 11.6, as applicable.

     7.26  CSG.  Insight will continue to use CSG as the billing service
           ---
provider for the AT&T Systems that currently use CSG as their billing service provider unless A&T Illinois consents to a change in billing service providers for such AT&T Systems.

     7.27  Schedules.  Insight and AT&T acknowledge that the parties may need to
           ---------
provide copies of additional due diligence materials and make additional revisions to their Schedules and that they need to reach final agreement on, among other things, which of their System Contracts will be Excluded Assets and whether, and the terms on which, any arrangements between Insight and its Affiliates relating to the Insight Systems or any arrangements between AT&T and its Affiliates relating to the AT&T Systems will continue after the Closing. Prior to September 15, 2000, either AT&T Illinois or Insight may update its Schedules or make revisions thereto and either may request the other party to make revisions to such party's Schedules (but the delivering party shall not be obligated to make the requested revisions). Each party shall deliver to the other party prior to September 15, 2000, copies of any agreements or other information that is required to be provided hereunder or that the other party may reasonably request in connection with its review of the Schedules. The Schedules of each of AT&T Illinois and Insight in the form attached to this Agreement as of the date hereof, together with all revisions thereto delivered to the other party prior to September 15, 2000, shall constitute the final Schedules of each of them and shall be deemed to have been attached to this Agreement and to have been a part hereof for all purposes as of the date of this Agreement, whether or not this Agreement is hereafter terminated pursuant to this Section 7.27. If any issue or matter, individually, or in the aggregate, disclosed in the delivering party's Schedules would affect the economic or legal substance of the transactions contemplated hereby in any manner materially adverse to the other party, and such other party notifies the delivering party in writing (a "Schedule Objection Notice") of such effect on or before September 30, 2000, the parties will negotiate in good faith to reach an appropriate agreement with respect to such issue or matter so as to effect the original benefit of the bargain of the parties as closely as possible. If a valid Schedule Objection Notice is given and the parties are unable to reach an appropriate agreement as contemplated by the foregoing sentence prior to October 15, 2000, the party that delivered such notice may terminate this Agreement by written notice given to the other party no later than October 20, 2000 but prior to such agreement being reached. In addition, the parties will negotiate in good faith to reach a final agreement on or before September 15, 2000 as to which of the System Contracts will be Excluded Assets and whether, and the terms on which, any arrangements between Insight and its Affiliates and arrangements between AT&T and its Affiliates will continue after the Closing. If the parties are unable to reach a final agreement on these matters on or prior to September 15, 2000, either party may terminate this Agreement by written notice given to the other party no later than September 20, 2000 but prior to an agreement being reached.

SECTION 8.  CONDITIONS PRECEDENT

      8.1   Conditions to Insight's Obligations.  The obligations of Insight to
            -----------------------------------
consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by Insight.

            (a)  Accuracy of Representations and Warranties. The representations
                 ------------------------------------------
and warranties of AT&T Illinois in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing.

            (b)  Performance of Agreements.  AT&T Illinois has performed in all
                 -------------------------
material respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            (c)  Deliveries.  AT&T Illinois has delivered the items and
                 ----------
documents required to be delivered by it pursuant to this Agreement, including those required under Section 9.2.

            (d)  Legal Proceedings.  No action, suit or proceeding is pending or
                 -----------------
threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit Insight's ownership or operation of all or a material portion of any AT&T System, AT&T's Cable Business or the AT&T Assets, (ii) compel Insight to dispose of or hold separately all or a material portion of any AT&T System, AT&T's Cable Business or the AT&T Assets as a result of any of the transactions contemplated by this Agreement, (iii) if determined adversely to Insight's interest, materially impair the ability of Insight to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Insight to exercise full rights of ownership of the AT&T Systems or (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

            (e)  Consents.  Insight has received evidence, in form and substance
                 --------
reasonably satisfactory to it, that the following AT&T Required Consents have been obtained without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying instrument materially more onerous in any respect or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates: AT&T Required Consents for the AT&T System Franchises, the AT&T System Licenses, and any AT&T Leased Property or AT&T Other Real Property Interest on which a headend, tower or other reception site is located. In addition, the Insight Required Consents for the Insight System Franchises and Insight System Licenses shall have been obtained.

            (f)  No Material Adverse Change.  There has not been any material
                 --------------------------
adverse change in the AT&T Assets or the financial condition or operations of AT&T's Cable Business or the AT&T Systems since the date of this Agreement. In making the determination required by the preceding sentence, the last sentence of Section 6.10 shall be applicable.

            (g)  HSR Act.  All filings required under the HSR Act have been made
                 -------
and the applicable waiting period has expired or been earlier terminated.

            (h)  Retransmission Consents.  With respect to any retransmission
                 -----------------------
consent agreements for broadcast signals carried on the AT&T Systems on the date of this Agreement and on the date of the Closing that are included as part of the AT&T Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals by Insight have been obtained on terms and conditions reasonably acceptable to Insight.

      8.2   Conditions to AT&T Illinois' Obligations.  The obligations of AT&T
            ----------------------------------------
Illinois to consummate the transactions contemplated by this Agreement are subject to the satisfaction at or before the Closing of the following conditions, any of which may be waived by AT&T Illinois.

            (a) Accuracy of Representations and Warranties.  The representations
                ------------------------------------------
and warranties of Insight in this Agreement and in any Transaction Document, if specifically qualified by materiality, are true in all respects and, if not so qualified, are true in all material respects, in each case at and as of the Closing with the same effect as if made at and as of the Closing.

            (b) Performance of Agreements. Insight has performed in all material
                -------------------------
respects all obligations and agreements and complied in all material respects with all covenants in this Agreement and in any Transaction Document to be performed and complied with by it at or before the Closing.

            (c) Deliveries.  Insight has delivered the items and documents
                ----------
required to be delivered by it pursuant to this Agreement, including those required under Section 9.3.

            (d) Legal Proceedings.  No action, suit or proceeding is pending or
                -----------------
threatened by or before any Governmental Authority and no Legal Requirement has been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (i) prohibit AT&T Illinois' ownership or operation of all or a material portion of any Insight System, Insight's Cable Business or the Insight Assets,
(ii) compel AT&T Illinois to dispose of or hold separately all or a material portion of any Insight System, Insight's Cable Business or Insight Assets as a result of any of the transactions contemplated by this Agreement, (iii) if determined adversely to AT&T Illinois' interest, materially impair the ability of AT&T Illinois to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of AT&T Illinois to exercise full rights of ownership of the Insight Systems or (iv) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

            (e) Consents.  AT&T Illinois has received evidence, in form and
                --------
substance reasonably satisfactory to them, that the following Insight Required Consents have been obtained without the imposition of any condition or any modification that in either case makes, or is reasonably likely to make, the underlying instrument materially more onerous in any respect or materially reduces in any respect, or is reasonably likely to materially reduce in any respect, the benefits available under the instrument in respect of which the consent relates: Insight Required Consents for the Insight System Franchises, the Insight System Licenses, and any Insight Leased Property or Insight Other Real Property Interest on which a headend, tower or other reception site is located. In addition, the AT&T Required Consents for the AT&T System Franchises and AT&T System Licenses shall have been obtained.

            (f) No Material Adverse Change.  There has not been any material
                --------------------------
adverse change in the Insight Assets or the financial condition or operations of Insight's Cable Business or the Insight Systems since the date of this Agreement. In making the determination required by the preceding sentence, the last sentence of Section 5.10 shall be applicable.

            (g) HSR Act.  All filings required under the HSR Act have been made
                -------
and the applicable waiting period has expired or been earlier terminated.

            (h) Retransmission Consents.  With respect to any retransmission
                -----------------------
consent agreements for broadcast signals carried on the Insight Systems on the date of this Agreement and on the date of the Closing that are included as part of the Insight Excluded Assets, all required retransmission consents for continued carriage of such broadcast signals by AT&T Illinois have been obtained on terms and conditions reasonably acceptable to AT&T Illinois.

 SECTION 9. THE CLOSING

      9.1   The Closing; Time and Place.  The closing of the transactions
            ---------------------------
contemplated by this Agreement (the "Closing") will take place at a date (the "Closing Date") and time mutually determined by AT&T Illinois and Insight, which Closing Date shall be within ten days after the date on which all conditions set forth in Sections 8.1 and 8.2 (other than those based on acts to be performed at the Closing) have either been satisfied or waived in writing by the party entitled to the benefit of such condition.

      9.2   AT&T Illinois' Delivery Obligations.  At the Closing, AT&T Illinois
            -----------------------------------
will deliver or cause to be delivered to Insight the following.

            (a) Closing Payment.  Amounts, if any, payable by AT&T Illinois to
                ---------------
Insight pursuant to Section 3.

            (b) Bill of Sale and Assignment and Assumption Agreement.  An
                ----------------------------------------------------
executed Bill of Sale and Assignment and an executed Assumption Agreement in form and substance mutually and reasonably acceptable to AT&T Illinois and Insight and such other instruments of transfer, assignment or assumption, in form and substance mutually satisfactory to AT&T Illinois and Insight, as Insight may reasonably require to further document the transfer and assignment of the AT&T Assets to Insight and AT&T Illinois' assumption of the AT&T Assumed Obligations and Liabilities.

            (c) Deeds.  A special or limited warranty deed in a form reasonably
                -----
acceptable to Insight (and complying with applicable state laws) with respect to each parcel of AT&T Owned Property, duly executed and acknowledged and in recordable form, warranting only to defend title to such AT&T Owned Property in the peaceable possession of Insight against all Persons claiming by, through or under AT&T Illinois, subject however, to any Permitted Liens and any Title Defects insured over pursuant to Section 7.6, and in form sufficient to permit the applicable Title Company, if any, to issue the Title Policies to Insight, together with any title affidavit reasonably required by the title insurer, if any, that does not expand the aforesaid limited or special warranty of AT&T Illinois.

            (d) Lien Releases.  Evidence reasonably satisfactory to Insight that
                -------------
all Liens (other than Permitted Liens) affecting or encumbering the AT&T Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to Insight effecting such terminations, releases or waivers.

            (e) Vehicle Titles.  Title certificates to all vehicles included
                --------------
among the AT&T Assets, endorsed for transfer of valid and good title to Insight free and clear of all Liens (other than Permitted Liens), and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

            (f) Evidence of Authorization Actions.  Certified resolutions of the
                ---------------------------------
Board of Directors or other evidence reasonably satisfactory to Insight that AT&T Illinois has taken all corporate action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

            (g) FIRPTA Certificate. A FIRPTA Non-Foreign Seller Certificate from
                ------------------
AT&T Illinois certifying that it is not a foreign person within the meaning of
Section 1445 of the Code reasonably satisfactory in form and substance to Insight.

            (h) Officer's Certificate. A certificate from AT&T Illinois executed
                ---------------------
by an executive officer of AT&T Illinois, dated the Closing Date, reasonably satisfactory in form and substance to Insight certifying (i) that the conditions specified in Sections 8.1(a) and 8.1(b) have been satisfied; and (ii) the total number of EBSs for all the AT&T Systems, estimated in good faith as of the Closing Date.

            (i) Documents and Records.  All AT&T Books and Records, including a
                ---------------------
list of all pending subscriber hook-ups, disconnect and repair orders, supply orders and any other lists reasonably necessary to the operation of the AT&T Systems. Delivery of the foregoing will be deemed made to the extent such AT&T Books and Records are then located at any of the offices included in the AT&T Owned Property or AT&T Leased Property.

            (j) Other. Such other documents and instruments as may be reasonably
                -----
necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

      9.3   Insight's Delivery Obligations.  At the Closing, except as otherwise
            ------------------------------
provided below, Insight will deliver or cause to be delivered to AT&T Illinois the following.

            (a) Closing Payments.  Amounts, if any, payable by Insight to AT&T
                ----------------
Illinois pursuant to Section 3.

            (b) Bill of Sale and Assignment and Assumption Agreement. An
                ----------------------------------------------------
executed Bill of Sale and Assignment and an executed Assumption Agreement in form and substance mutually and reasonably acceptable to AT&T Illinois and Insight and such other instruments of transfer, assignment or assumption for each exchange transaction, in form and substance mutually satisfactory to Insight and AT&T Illinois, as AT&T Illinois may reasonably require to further document the transfer and assignment of the Insight Assets to AT&T Illinois and Insight's assumption of the Insight Assumed Obligations and Liabilities.

            (c) Deeds.  A special or limited warranty deed in a form reasonably
                -----
acceptable to AT&T Illinois (and complying with applicable state laws) with respect to each parcel of Insight Owned Property, duly executed and acknowledged and in recordable form, warranting only to defend title to such Insight Owned Property in the peaceable possession of AT&T Illinois against all Persons claiming by, through or under Insight, subject however, to any Permitted Liens and any Title Defects insured over pursuant to Section 7.6, and in form sufficient to permit the applicable Title Company, if any, to issue the Title Policies to AT&T Illinois, together with any title affidavit reasonably required by the title insurer, if any, that does not expand the aforesaid limited or special warranty of Insight.

            (d) Lien Releases. Evidence reasonably satisfactory to AT&T Illinois
                -------------
that all Liens (other than Permitted Liens) affecting or encumbering the Insight Assets have been terminated, released or waived, as appropriate, or original, executed instruments in form reasonably satisfactory to AT&T Illinois effecting such terminations, releases or waivers.

            (e) Vehicle Titles. Title certificates to all vehicles included
                --------------
among the Insight Assets, endorsed for transfer of valid and good title to AT&T Illinois, free and clear of all Liens (other than Permitted Liens) and separate bills of sale therefor or other transfer documentation, if required by the laws of the States in which such vehicles are titled.

            (f) Evidence of Authorization Actions.  Evidence reasonably
                ---------------------------------
satisfactory to AT&T Illinois that Insight has taken all action necessary to authorize the execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby.

            (g) FIRPTA Certificate.  A FIRPTA Non-Foreign Seller Certificate
                ------------------
certifying that Insight is not a foreign person within the meaning of Section 1445 of the Code reasonably satisfactory in form and substance to AT&T Illinois.

            (h) Officer's Certificates.  A certificate executed by an executive
                ----------------------
officer of the ultimate corporate general partner of Insight dated the Closing Date, reasonably satisfactory in form and substance to AT&T Illinois certifying
(i) that the conditions specified in Sections 8.2(a) and 8.2(b) have been satisfied; and (ii) the total number of EBSs for all the Insight Systems, estimated in good faith as of the Closing Date.

            (i) Documents and Records. All Insight Books and Records, including
                ---------------------
a list of all pending subscriber hook-ups, disconnect and repair orders, supply orders and any other lists reasonably necessary to the operation of the Insight Systems. Delivery of the foregoing will be deemed made to the extent such Insight Books and Records are then located at any of the offices included in the Insight Owned Property or Insight Leased Property.

            (j) Other. Such other documents and instruments as may be reasonably
                -----
necessary to effect the intent of this Agreement and consummate the transactions contemplated hereby.

SECTION 10.  TERMINATION AND DEFAULT

      10.   Termination Events.  This Agreement may be terminated and the
            ------------------
transactions contemplated hereby may be abandoned:

            (a) at any time by the mutual agreement of Insight and AT&T
Illinois;

            (b) by either Insight or AT&T Illinois at any time (if such party itself is not then in material breach of any of its covenants, agreements or other obligations contained in this Agreement), if the other is in material breach or default of any of its covenants, agreements or other obligations herein, or if any of its representations herein if specifically qualified by materiality, is not true in all respects or, if qualified by materiality, is not true in all material respects when made or when otherwise required by this Agreement to be true, if the non-breaching party provides the breaching party with prompt written notice that provides a reasonably detailed explanation of the facts and circumstances surrounding such breach or default; provided that such party shall have no right to terminate if (i) the breaching party cures such breach or default within 30 days after its receipt of such written notice, unless such breach or default cannot be cured within such 30-day period; or (ii) the breach or default is capable of being cured prior to the one year anniversary of the date of this Agreement (the "Outside Closing Date") and the breaching party commences to cure such breach or default within such 30-day period and diligently continues to take all action reasonably necessary to cure such breach or default prior to the Outside Closing Date and such breach or default is cured prior to the Outside Closing Date; or

            (c) by either Insight or AT&T Illinois upon written notice to the other given not earlier than the Outside Closing Date, if any of the conditions to its obligations set forth in Sections 8.1 and 8.2, respectively, are not satisfied on or before the Outside Closing Date for any reason other than a material breach or default by the terminating party of its respective covenants, agreements or other obligations under this Agreement, or if any of its representations herein, if specifically qualified by materiality, is not true in all respects or, if qualified by materiality, is not true in all material respects when made or when otherwise required by this Agreement to be true; or

            (d) as otherwise provided in this Agreement.

      10.2  Effect of Termination. If this Agreement is terminated pursuant to
            ---------------------
Section 7.27 or 10.1, all obligations of the parties under this Agreement will terminate, except for the obligations set forth in Sections 7.13, 7.23 (with respect to the transferee party's obligation to pay for the transferor party's and its Affiliates' expenses as specified therein) and 12.15. Notwithstanding the preceding sentence, termination of this Agreement pursuant to Sections 10.1(b) or 10.1(c) or 10.1(d) or 12.16 will not limit or impair any remedies that any AT&T Illinois or Insight may have with respect to a breach or default by the other of its covenants, agreements or obligations under this Agreement prior to Closing.

 SECTION 11.   SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

      11.1  Survival of Representations and Warranties.  The representations and
            ------------------------------------------
warranties of AT&T Illinois and Insight in this Agreement and in the Transaction Documents and the covenants of AT&T Illinois and Insight in this Agreement and the Transaction Documents to be performed prior to the Closing will survive until the first anniversary of the Closing Date except that (a) all such representations and warranties with respect to Taxes, rates, Environmental Laws, ERISA, employment matters or copyright matters will survive until 60 days after the expiration of the applicable statute of limitations (including any extensions) for such Taxes, rates, Environmental Laws, ERISA, employment matters or copyright matters, respectively, and (b) the representations and warranties as to title to the Assets in Sections 5.4(a) and 6.4(a), respectively, and as to title to Owned Property set forth in Sections 5.6 and 6.6, respectively, and in the special warranty deed or deeds delivered with respect to Owned Property will survive the Closing and the delivery of such deeds and will continue in full force and effect without limitation with the understanding that, notwithstanding any language contained in any such deed, the representations and warranties as to title to Owned Property set forth in Sections 5.6 and 6.6, respectively, will not be merged into any such deed or other Transaction Document. The periods of survival of the representations and warranties and of the covenants to be performed prior to the Closing prescribed by this Section 11.1 are referred to as the "Survival Period." The liabilities of each party under its respective representations and warranties and its respective covenants to be performed prior to the Closing will expire as of the expiration of the applicable Survival Period; provided however that such expiration will not include, extend or apply to any such representation or warranty or covenant, the breach of which has been asserted by a party in a written notice to the other party before such expiration or about which a party has given the other party written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail). The covenants and agreements of each party in this Agreement and in the Transaction Documents to be performed after the Closing will survive the Closing and will continue in full force and effect in accordance with their terms.

      11.2  Indemnification by AT&T Illinois.  From and after the Closing AT&T
            --------------------------------
Illinois will indemnify, defend and hold harmless Insight and its partners and its and their respective Affiliates, and the members, partners, shareholders, officers, directors, employees, agents, successors and assigns of them and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by AT&T Illinois in this Agreement or any Transaction Document; (b) any breach of any covenant, agreement or obligation of AT&T Illinois contained in this Agreement or any Transaction Document; (c) any act or omission of AT&T Illinois with respect to, or any event or circumstance related to, the ownership or operation of the AT&T Assets or the conduct of the AT&T Cable Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on Schedule 6.11; (d) any liability or obligation of AT&T Illinois not included in the Insight Assumed Obligations and Liabilities; (e) any Title Defect relating to any AT&T Owned Property; (f) any claim that the transactions contemplated by this Agreement to be performed by AT&T Illinois violate WARN (to the extent AT&T Illinois is responsible for compliance with WARN pursuant to Section 7.3(e)) or any Legal Requirement or any bulk transfer or fraudulent conveyance laws of any jurisdiction; (g) any claim relating to "continuation coverage" under Code Section 4980B with respect to former employees of the AT&T Systems at and after the Closing Time or that Insight is deemed to be a successor employer of AT&T Illinois or its Affiliates under Code
Section 4980B; (h) any claim by a third party relating to the presence, generation, removal or transportation of a Hazardous Substance on or from any of the AT&T Owned Property or AT&T Leased Property through and including the Closing Time, including the costs in response to a third party claim of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing);
(i) any rate refund or credit, penalty and/or interest payment with respect thereto ordered by any Governmental Authority with respect to the AT&T Systems for periods through and including the Closing Time; (j) the failure of AT&T Illinois to perform the AT&T Assumed Obligations and Liabilities; (k) the merger consummated pursuant to the Agreement and Plan of Merger, dated as of May 6, 1999, as amended, by and among AT&T Corp., Meteor Acquisition Inc. and MediaOne Group, Inc., including, without limitation, any claim brought by the sellers or MediaOne Group, Inc. or their Affiliates or any other Third Party relating to such merger, except to the extent that such Losses arise out of a breach by Insight of its obligations under this Agreement or (l) the MediaOne Social Contract, without regard to whether the Losses arise as a result of actions or omissions before or after the Closing Time, including as provided in Section 7.24.

In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) through (l) of this Section, Insight's rights to pursue its claim under clauses (b) through (l) as applicable will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a).

      11.3  Indemnification by Insight. From and after the Closing, Insight will
            --------------------------
indemnify, defend and hold harmless AT&T Illinois and its shareholders and its and their respective Affiliates and the members, partners, shareholders, officers, directors, employees, agents, successors and assigns of them and any Person claiming by or through any of them, as the case may be, from and against any and all Losses arising out of or resulting from (a) any breach of any representation or warranty made by Insight in this Agreement or any Transaction Document; (b) any breach of any covenant, agreement or obligation of Insight contained in this Agreement or any Transaction Document; (c) any act or omission of Insight with respect to, or any event or circumstance related to, the ownership or operation of the Insight Assets or the conduct of Insight's Cable Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Time, without regard to whether a claim with respect to such matter is asserted before or after the Closing Time, including any matter described on Schedule 5.11; (d) any liability or obligation not included in the AT&T Assumed Obligations and Liabilities; (e) any Title Defect relating to any Insight Owned Property; (f) any claim that the transactions contemplated by this Agreement violate WARN (to the extent Insight is responsible for compliance with WARN pursuant to Section 7.3(e)) or any similar Legal Requirement or any bulk transfer or fraudulent conveyance laws of any jurisdiction; (g) any claim relating to "continuation coverage" under Code Section 4980B with respect to former employees of Insight at and after the Closing Time or that AT&T Illinois is deemed to be a successor employer of Insight or its Affiliates under Code
Section 4980B; (h) any claim by a third party relating to the presence, generation, removal or transportation of a Hazardous Substance on or from any of the Insight Owned Property or Insight Leased Property through and including the Closing Time, including the costs in response to a third party claim of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws

(whether before or after Closing); (i) any rate refund or credit, penalty and/or interest payment with respect thereto ordered by any Governmental Authority with respect to the Insight Systems for periods through and including the Closing Time; or (j) the failure of Insight to perform the Insight Assumed Obligations and Liabilities.

In the event that an indemnified item arises under both clause (a) and under one or more of clauses (b) through (j) of this Section, AT&T Illinois' rights to pursue its claim under clauses (b) through (j) as applicable will exist notwithstanding the expiration of the Survival Period applicable to such claim under clause (a).

      11.4  Third Party Claims. Promptly after the receipt by a party of notice
            ------------------
of any claim, action, suit or proceeding by any third party (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 11, (b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense,
(c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (x) the Indemnifying Party has agreed to pay such fees and expenses, (y) any relief other than the payment of money damages is sought against the Indemnified Party or (z) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this
Section 11 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 11.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party and then only if the settlement or compromise includes as an unconditional term thereof a release of the Indemnified Party from all liability relating to such matter or (B) in the case of any Action relating to the Indemnified Party's liability for any Tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any Tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

     11.5 Limitations on Indemnification - AT&T Illinois.  AT&T Illinois will
          ----------------------------------------------
not be liable to Insight with respect to any matter or claim for which indemnification could be sought pursuant to Section 11.2(a) or (b) for (a) any Losses of or to Insight or any other Person entitled to indemnification from AT&T Illinois or (b) any Losses incidental to or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11 as "Insight Damages") unless the amount of Insight Damages for which AT&T Illinois would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $100,000, in which case AT&T Illinois will be liable for all such Insight Damages from dollar zero, which will be due and payable within 15 days after AT&T Illinois' receipt of a statement therefor. AT&T Illinois will not have any liability under
Section 11.2(a) or (b) to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligation thereunder exceeds $5,000,000. The limitations set forth in this Section 11.5 do not apply to (i) the Pro Rata Adjustments to the extent they are included in the calculation of Pro Rata Adjustments pursuant to Sections 3.2 and 3.3; (ii) direct out-of-pocket expenses incurred by Insight or its Affiliates in connection with cooperation on pending litigation pursuant to Section 7.25 or other expenses and costs for which AT&T Illinois is responsible pursuant to this Agreement, including, without limitation, pursuant to Sections 7.8, 7.12, and 7.19; or
(iii) any claim made pursuant to Sections 11.2(c)-(l), including, without limitation, any Losses related to any liability or obligation for late fees; any liability or obligation with respect to paying franchise fees on franchise fees; subscriber refunds or AT&T Illinois' litigation listed in the Schedules to this Agreement. AT&T Illinois will not be liable under Section 11.2(c) to the extent that an adjustment was made in favor of Insight pursuant to Sections 3.2 and 3.3.

     11.6 Limitations on Indemnification - Insight.  Insight will not be liable
          ----------------------------------------
to AT&T Illinois with respect to any matter or claim for which indemnification could be sought pursuant to Section 11.3(a) or (b) for (a) any Losses of or to AT&T Illinois or any other Person entitled to indemnification from Insight or
(b) any Losses incidental to or relating to or resulting from any of the foregoing (the items described in clauses (a) and (b) collectively being referred to for purposes of this Section 11 as "AT&T Damages") unless the amount of AT&T Damages for which Insight would, but for the provisions of this Section, be liable exceeds, on an aggregate basis, $100,000, in which case Insight will be liable for all such AT&T Damages from dollar zero, which will be due and payable within 15 days after Insight's receipt of a statement therefor. Insight will not have any liability under Section 11.3(a) or (b) to the extent that the aggregate amount of Losses otherwise subject to its indemnification obligations thereunder exceeds $5,000,000. The limitations set forth in this Section 11.6 do not apply to (i) the Pro Rata Adjustments to the extent they are included in the calculation of Pro Rata Adjustments pursuant to Section 3.2 and 3.3; (ii) direct out-of-pocket expenses incurred by AT&T or its Affiliates in connection with cooperation on pending litigation pursuant to Section 7.25 or other expenses and costs for which Insight is responsible pursuant to this Agreement, including, without limitation, pursuant to Sections 7.8, 7.12 and 7.19; (iii) costs, expenses and fees incurred by AT&T Illinois or its Affiliates, accountants or attorneys pursuant to Section 7.23 or (iv) any claims made pursuant to Sections 11.3(c)-(j), including, without limitation, any Losses related to any liability or obligation for late fees; any liability or obligation with respect to paying franchise fees on franchise fees; subscriber refunds or Insight litigation listed in the Schedules to this Agreement. Insight will not be liable under
Section 11.3(c) to the extent that an adjustment was made in favor of AT&T Illinois pursuant to Sections 3.2 and 3.3.

SECTION 12. MISCELLANEOUS PROVISIONS

      12. Parties Obligated and Benefited.  Subject to the limitations set forth
          -------------------------------
below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, no party will assign any of its rights under this Agreement or delegate any of its duties under this Agreement, provided that a party may, without the consent of any other party, prior to Closing assign all of such party's rights and obligations under this Agreement to any Affiliate of such party; provided such assignee can make all of the representations and warranties applicable to the assigning party hereunder (other than those relating to jurisdiction of incorporation), the assigning party can provide reasonable assurances that such assignee can otherwise perform the covenants, agreements and obligations applicable to the assigning party hereunder and such assignment would not materially delay or hinder the consummation of the transactions contemplated by this Agreement. In addition,
(a) upon closing of the Contribution, without the consent of AT&T Illinois, Insight may assign all of its rights and obligations under this Agreement to the Partnership (provided that, without limiting the Partnership's indemnification rights, Insight shall retain its indemnification rights against AT&T Illinois for Third Party claims against Insight as if they had not been assigned), (b) any party may grant to its lenders a security interest in the indemnification rights hereunder inuring to the benefit of such party and (c) AT&T Illinois may assign its rights under this Agreement but not its obligations to a qualified intermediary within the meaning of Code Section 1.1031(k)-1(g)(4)(iii) ("Qualified Intermediary") and Insight hereby consents to any such assignment by AT&T Illinois. If AT&T Illinois elects to assign its rights under this Agreement to a Qualified Intermediary, Insight will cooperate with AT&T Illinois as may be reasonably necessary in connection with such assignment and the deferred tax-free exchange to be accomplished in connection therewith, including acknowledging the execution of a written agreement between AT&T Illinois and the Qualified Intermediary. No assignment by any party of its rights hereunder shall release such party from its obligations hereunder except that Insight shall be released from its obligations hereunder to the extent related to the period from and after the "Closing Time" under the Contribution Agreement following its assignment to the Partnership of its rights and obligations hereunder as contemplated above and the Partnership's assumption of all such obligations of Insight hereunder for the benefit of AT&T Illinois and its Affiliates.

     12.2 Notices.  Any notice, request, demand, waiver or other communication
          -------
required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

          To AT&T Illinois at:

               MediaOne of Illinois, Inc.
               c/o AT&T Broadband, LLC
               9197 South Peoria Street
               Englewood, Colorado 80112

               Attention: Alfredo Di Blasio
                          Telephone:  (720) 875-4298
                          Telecopy:  720-875-5396

               With a copy similarly addressed to the attention of Legal Department

               With a copy to:

               Sherman & Howard L.L.C.
               633 - 17/th/ Street, Suite 3000
               Denver, Colorado  80202

               Attention: Joanne F. Norris, Esq.
                          Telephone:  (303) 297-2900
                          Telecopy:  (303) 298-0940

          To Insight at:

               Insight Communications Company, L.P.
               810 7/th/ Avenue
               New York, New York  10019
               Attention: Michael S. Willner
                          Telecopy:  (917) 286-2301

          With a copy to:

               Sonnenschein Nath & Rosenthal
               1221 Avenue of the Americas
               New York, New York  10020

               Attention: Robert Winikoff, Esq.
                          Telecopy: (212) 768-6800

          and

               Dow, Lohnes & Albertson PLLC
               1200 New Hampshire Avenue, N.W.
               Washington, D.C. 20036

               Attention: Leonard J. Baxt, Esq.
                          Telecopy: (202) 776-2222

Any party may change the address to which notices are required to be sent by giving notice of such change in the manner provided in this Section. All notices will be deemed to have been received on the date of delivery, which in the case of deliveries by telecopier will be the date of the sender's confirmation.

     12.3 Right to Specific Performance.  The parties acknowledge that the
          -----------------------------
unique nature of the Assets to be exchanged by the parties pursuant to this Agreement renders money damages an inadequate remedy for the breach by the parties of its obligations under this Agreement, and the parties agree that in the event of such breach, the parties will upon proper action instituted by either of them, be entitled to a decree of specific performance of this Agreement.

     12.4 Waiver.  This Agreement or any of its provisions may not be waived
          ------
except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

     12.5 Captions.  The section and other captions of this Agreement are for
          --------
convenience only and do not constitute a part of this Agreement.

     12.6 Choice of Law.  THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT
          -------------
WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF DELAWARE.

     12.7 Terms.  Terms used with initial capital letters or otherwise defined
          -----
in this Agreement will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

    12.8  Rights Cumulative.  All rights and remedies of each of the parties
          -----------------
under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

    12.9  Time.  Time is of the essence under this Agreement.  If the last day
          ----
permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

    12.10 Late Payments.  If a party fails to pay any other party any amounts
          -------------
when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus 2%, adjusted as and when changes in the Prime Rate are made.

    12.11 Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which will be deemed an original.

    12.12 Entire Agreement.  This Agreement (including the Transaction Documents
          ----------------
and the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) contains the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

    12.13 Severability.  Any term or provision of this Agreement which is
          ------------
invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefitted by such provision or any other provisions of this Agreement.

    12.14 Construction.  This Agreement has been negotiated by the parties and
          ------------
their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

    12.15 Expenses.  Except as otherwise expressly provided in this Agreement
          --------
(which expenses the parties shall pay as so provided), each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

    12.16 Risk of Loss.
          ------------

          (a) The risk of any loss or damage to the Insight Assets or AT&T Assets resulting from fire, theft or other casualty (except reasonable wear and tear) will be borne by Insight or AT&T Illinois, respectively, at all times through and including the Closing. If any such loss or damage is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a System or the replacement or restoration of the lost or damaged property within twenty days or, if earlier, prior to the Outside Closing Date, Insight or AT&T Illinois as appropriate, will immediately notify the other in writing of that fact and subject to the other provisions of this Section 12.16, Insight, in the event of loss or damage to the Insight Assets, or AT&T Illinois, in the event of loss or damage to the AT&T Assets, as appropriate, will use its commercially reasonable efforts to repair, replace and restore the lost or damaged property to its former condition as soon as practicable at its sole expense, subject to Section 12.16(b), including applying any insurance proceeds to restore such assets to their prior condition.

          (b) If the aggregate cost to repair, replace or restore the lost or damaged property to its former condition would exceed $2,000,000, Insight, in the event of loss or damage to the Insight Assets, or AT&T Illinois, in the event of loss or damage to the AT&T Assets, as appropriate, may, subject to the other party's right to consummate the Closing as described below, elect to terminate this Agreement by written notice to the other party at any time within ten days of the occurrence of the event of loss or damage, and upon such termination both parties will stand fully released and discharged of any and all obligations under this Agreement (except with respect to any then existing breaches by either such party).

          (c) If any such loss or damage to the AT&T Assets is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of a AT&T System or the repair, replacement or restoration of the lost or damaged property within twenty days, or if earlier, the Outside Closing Date and AT&T Illinois is not obligated to correct the problem because the cost would exceed $2,000,000, and AT&T Illinois elects not to repair, replace and restore the lost or damaged property, Insight may elect to terminate this Agreement upon written notice to AT&T Illinois at any time within ten days after it receives written notice from AT&T Illinois of the occurrence of the event of such loss or damage and the fact that AT&T Illinois is not obligated to correct the problem and AT&T Illinois has elected not to correct the problem, and upon such termination both parties will stand fully released and discharged of any and all obligations under this Agreement (except with respect to any then existing breaches by either such party). In the absence of a timely election to terminate this Agreement, Insight shall be deemed to have waived such loss or damage and to have elected to consummate the Closing in accordance with all of the remaining provisions of this Agreement and notwithstanding AT&T Illinois' election to terminate this Agreement pursuant to Section 12.16(b), Insight may elect to consummate the Closing in accordance with all of the remaining provisions of this Agreement, in which event at the Closing the amount of any insurance deductible payable by AT&T Illinois and all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage to the AT&T Assets (in each case to the extent not used to repair, replace or restore such lost or damaged AT&T

Assets), except for any proceeds from business interruption insurance relating to the loss of revenue for the period through and including the Closing Time, will be delivered by AT&T Illinois to Insight or the rights to such proceeds will be assigned by AT&T Illinois to Insight if not yet paid over to AT&T Illinois, and upon such delivery or assignment and consummation of the Closing AT&T Illinois shall have no additional liability to Insight in respect of any such loss or damage to the AT&T Assets.

          (d) If any such loss or damage to the Insight Assets is sufficiently substantial so as to preclude and prevent resumption of normal operations of any material portion of an Insight System or the repair, replacement or restoration of the lost or damaged property within twenty days, or if earlier, the Outside Closing Date, and Insight is not obligated to correct the problem because the cost would exceed $2,000,000, and Insight elects not to repair, replace and restore the lost or damaged property, AT&T Illinois may elect to terminate this Agreement upon written notice to Insight at any time within ten days after it receives written notice from Insight of the occurrence of the event of such loss or damage and the fact that Insight is not obligated to correct the problem and has elected not to correct the problem, and upon such termination both parties will stand fully released and discharged of any and all obligations under this Agreement (except with respect to any then existing breaches by either such party). In the absence of a timely election to terminate this Agreement, AT&T Illinois shall be deemed to have waived such loss or damage and to have elected to consummate the Closing in accordance with all of the remaining provisions of this Agreement, and notwithstanding Insight's election to terminate this Agreement pursuant to Section 12.16(b), AT&T Illinois may elect to consummate the Closing in accordance with all of the remaining provisions of this Agreement in which event at the Closing the amount of any insurance deductible payable by Insight and all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage to the Insight Assets (in each case to the extent not used to repair, replace or restore such lost or damaged Insight Assets), except for any proceeds from business interruption insurance relating to the loss of revenue for the period through and including the Closing Time, will be delivered by Insight to AT&T Illinois or the rights to such proceeds will be assigned by Insight to AT&T Illinois if not yet paid over to Insight, and upon such delivery or assignment and consummation of the Closing Insight shall have no additional liability to AT&T Illinois in respect of any such loss or damage to the Insight Assets.

     If, prior to the Closing, any part of or interest in any material Insight Assets or any material AT&T Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Insight or AT&T Illinois that it intends to condemn all or any part of any material Assets of such party (such event being called, in either case, a "Taking"), then the transferee party with respect to such Assets may terminate this Agreement. If the transferee party does not elect to terminate this Agreement, then (a) the transferee party will have the sole right, in the name of the transferor party if the transferee party so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) the transferor party will be relieved of its obligation to convey to the transferee party the Assets or interests that are the subject of the Taking,
(c) at the Closing the transferor party will assign to the transferee party all of the transferor party's rights to all damages payable with respect to the Taking and (d) following the Closing, the transferor party will give the transferee party such further assurances of such rights and assignment with respect to the Taking as the transferee party may from time to time reasonably request.

    12.17 Tax Consequences.  No party to this Agreement makes any representation
          ----------------
or warranty, express or implied, with respect to the Tax implications of any aspect of this Agreement on any other party to this Agreement, and all parties expressly disclaim any such representation or warranty with respect to any Tax consequences arising under this Agreement. Each party has relied solely on its own Tax advisors with respect to the Tax implications of this Agreement.

    12.18 Commercially Reasonable Efforts.  For purposes of this Agreement,
          -------------------------------
unless a different standard is expressly provided with respect to any particular matter, "commercially reasonable efforts" will not be deemed to require a party to undertake extraordinary measures, including the initiation or prosecution of legal proceedings or the payment of amounts in excess of normal and usual filing fees and processing fees, if any.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

                              MEDIAONE OF ILLINOIS, INC.


                              By:___________________________________________
                              Name:_________________________________________
                              Title:________________________________________


                              INSIGHT COMMUNICATIONS COMPANY, L.P.

                              By: Insight Communications Company, Inc., its
                                  general partner


                                  By:_______________________________________
                                  Name:_____________________________________
                                  Title:____________________________________